UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Heritage Insurance Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Heritage Insurance Holdings, Inc.

1401 N Westshore Blvd,

Tampa, Florida 33607

April 29, 2022

To Our Stockholders:

On behalf of the Board of Directors and management of Heritage Insurance Holdings, Inc., we cordially invite you to attend the annual meeting of stockholders to be held on Thursday, June 23, 2022 at 10:00 a.m. (ET). Our annual meeting will be held as a “hybrid meeting” which means that we will host the meeting in person at 1301 Atwood Avenue, Ste. 316E, Johnston, RI 02919 and also enable remote participation, including voting, via the Internet. Accordingly, you will be able to attend the annual meeting virtually and vote and submit questions by visiting meetnow.global/M5T5R6N.

The following pages contain the formal notice of the annual meeting, the proxy statement and the proxy card. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors. You may also find electronic copies of these documents online at http://www.edocumentview.com/HRTG.

The purpose of the meeting is to consider and vote upon proposals to (i) elect nine directors, (ii) ratify the appointment of our independent registered public accounting firm for 2022, (iii) approve, on an advisory basis, the compensation of our named executive officers, and (iv) transact such other business as may properly come before the meeting.

Whether or not you plan to attend the meeting, your vote is important. We encourage you to vote in advance of the meeting by telephone, by Internet or by signing, dating and returning your proxy card by mail. You may also vote by attending the meeting in person or virtually at meetnow.global/M5T5R6N. Full instructions for attending the meeting are contained in the proxy statement and in the enclosed proxy card.

Sincerely yours,

Richard Widdicombe

Chairman

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about April 29, 2022.

This proxy statement and our 2021 Annual Report are available online at

edocumentview.com/HRTG

NOTICE OF 2021 ANNUAL MEETING

OF STOCKHOLDERS

Date and Time:	Thursday, June 23, 2022 at 10:00 a.m. (ET).

Location:	(1) In person at 1301 Atwood Avenue, Ste. 316E, Johnston, RI 02919; and (2) Virtually via live audio webcast at meetnow.global/M5T5R6N.

Admission:

Only stockholders of the Company or their duly authorized proxies may attend the annual meeting.

If you plan to attend the meeting in person, you must present photo identification, such as a driver’s license when you arrive. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.

If you plan to attend the meeting virtually, you may do so by visiting the link meetnow.global/M5T5R6N. By visiting this link, you will be able to attend and participate in the annual meeting online, vote your shares electronically and submit your questions prior to and during the meeting. To participate in the annual meeting, you will need the 16-digit control number that appears on your proxy card or the instructions that accompanied your proxy materials. Beneficial owners will need to register at least three business days prior to the annual meeting in order to attend the meeting. For more instructions, please refer to the section “Annual Meeting Procedures” on page 5.

Record Date:	April 25, 2022

Voting:	Each share of common stock entitles you to one vote on each matter to be voted on at the annual meeting. Cumulative voting is not permitted.

Items of Business:

(1) To elect nine members of the Board of Directors to serve until the 2023 Annual Meeting of Stockholders or until their respective successors are elected and qualified;

(2) To ratify the appointment of Plante & Moran, PLLC as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2022;

(3) To approve, on an advisory basis, the compensation of our named executive officers; and

(4) To transact such other business as may properly come before the meeting.

EVEN IF YOU CANNOT ATTEND THE ANNUAL MEETING, PLEASE TAKE THE TIME TO PROMPTLY VOTE YOUR SHARES BY CAREFULLY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU WISH TO VOTE USING A PAPER PROXY CARD, PLEASE SIGN, DATE AND RETURN THE PROXY CARD IN THE RETURN ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS EXERCISED.

Important Notice of Internet Availability of Proxy Materials for the Annual Meeting to be Held on June 23, 2022: The Proxy Statement for the Annual Meeting and the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are available at www.edocumentview.com/HRTG.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

Items to be Voted on at the 2022 Annual Meeting of Stockholders

Proposals		Board of Directors’ Recommendation
PROPOSAL 1	Elect nine members of the Board of Directors to serve until the 2023 annual meeting of stockholders or until their respective successors are elected and qualified.	FOR
PROPOSAL 2	Ratify the appointment of Plante & Moran, PLLC as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2022.	FOR
PROPOSAL 3	Approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “Say on Pay.”	FOR

Director Nominees

			Committee Memberships
Name	Director Since	Independent	AC	CC	CGN
Ernie Garateix (CEO)	2020	No
Richard Widdicombe (Chairman)	2012	No
Pete Apostolou	2012	Yes			M
Irini Barlas	2014	Yes	C, F	M
Mark Berset	2019	No
Steven Martindale	2018	Yes
Nicholas Pappas	2014	Yes		M	C
Joseph Vattamattam	2014	Yes	M, F	C
Vijay Walvekar	2012	Yes	M		M

AC:	Audit Committee	CGN:	Corporate Governance and Nominating Committee
CC:	Compensation Committee	M:	Member
C:	Chair	F:	Financial Expert

Shareholder Engagement

In 2021, we continued our shareholder outreach efforts and actively engaged with our institutional investors on a variety of corporate governance matters. We welcome the opportunity to engage with our shareholders on matters important to them and take that feedback into account in our decision making process, as evidenced by the changes we made to our CEO compensation program in 2021 in response to our extensive shareholder outreach effort in 2020.

Corporate Governance

We are committed to high standards of ethical and business conduct and strong corporate governance practices. This commitment is highlighted by the practices described below.

What We Do	What We Don’t Do
Maintain Board composition of a majority of independent directors	No shareholder rights plan, commonly known as a “poison pill”

Audit, Compensation and Corporate Governance and Nominating Committees comprised entirely of independent directors	No stock options granted below fair market value

Directors elected annually for one-year terms	No special supplemental executive retirement programs or pensions

Short and long-term incentives designed to deliver long-term growth and drive shareholder value	No repricing or backdating of stock options without shareholder approval

Maintain a compensation program that is heavily performance-based and uses multiple performance measures	No material perquisites

Compensation benchmarked to peer and market data during compensation decision-making process	No tax gross-ups on perquisites

2021 Performance Highlights

•	Improving operating ratio during 2021 with the fourth quarter ratios compared to the prior year quarter as follows:

•	Net combined ratio of 93.2%, improved from 108.7%; lowest level in two years

•	Net loss ratio of 61.9%, improved 8.5 points, as both attritional and net current accident quarter weather losses improved

•	Net expense ratio of 31.3%, down 7.0 points

•	Solid underwriting performance with the attritional loss ratio, exclusive of current accident quarter weather losses and prior year development, improving by over 4 points

•	Full year net combined ratio dropped by 2.5 points

•

Premiums-in-force of $1.2 billion, up 8.3% year-over-year, with the increase primarily stemming from rate increases, while a 1.7% decline in policies-in-force over the same period reflected our selective underwriting

•	Gross premiums earned of $293.7 million, up 10.7% from $265.4 million in the prior year quarter, reflecting higher gross premiums written over the last twelve months

•

Gross premiums written of $278.8 million, down 1.2% from the prior year quarter, as intentional exposure-management and re-underwriting efforts resulted in a 17.8% reduction in Florida, largely offset by growth in other regions

•	Continued favorable loss development

•	10.1% increase in average premium per policy for all states in comparison to an increase in total insured value (“TIV”) by 4.3%

•	Continued execution of our diversification strategy, which includes managing Florida TIV:

•	Grew written premium year over year in all states we conduct business, except for Florida and California as part of management’s planned diversification strategy

•	15.5% year over year increase in average personal lines premium per policy for Florida

•	Reduction of Florida personal residential TIV by 10.9% year over year to reduce Florida specific risk

•	Continued diversification progress with over 73% of overall TIV outside of Florida as of year-end 2021, up from 69% as of year-end 2020

•	Reduction of tri-county TIV by 21.3% year over year to reduce risk in regions which generate higher than average litigated claims and higher reinsurance costs

•	Repurchased 1.3 million shares during 2021 for $8.2 million at an average price of $6.52 per share, well below GAAP book value per share

•	Board of Directors approved a new $25.0 million share repurchase authorization through December 31, 2022

Proxy Statement for the Annual Meeting of Stockholders of

HERITAGE INSURANCE HOLDINGS, INC.

To Be Held on June 23, 2022

i

ii

HERITAGE INSURANCE HOLDINGS, INC.

1401 N Westshore Blvd,

Tampa, Florida 33607

PROXY STATEMENT

This proxy statement and enclosed proxy card are being furnished commencing on or about April 29, 2022 in connection with the solicitation of proxies by the Board of Directors of Heritage Insurance Holdings, Inc., a Delaware corporation. In this proxy statement, we refer to Heritage Insurance Holdings, Inc. as the “Company,” “we,” “our” or “us” and the Board of Directors as the “Board.” We are sending the proxy materials because the Board is seeking your permission (or proxy) to vote your shares at the annual meeting of stockholders on your behalf. This proxy statement presents information that is intended to help you in reaching a decision on voting your shares of common stock. Only common stockholders of record at the close of business on April 25, 2022, the record date, are entitled to vote at the meeting, with each share entitled to one vote. We have no other voting securities other than our common stock.

Questions and Answers about Voting and the Annual Meeting

When and where is the annual meeting being held?

We will hold the annual meeting on June 23, 2022, at 10:00 a.m. (ET), at 1301 Atwood Avenue, Ste. 316E, Johnston, RI 02919 and also virtually via live audio webcast at meetnow.global/M5T5R6N. You will need the 16-digit control number that appears on your proxy card or the instructions that accompanied your proxy materials to access the meeting virtually.

What if I have trouble accessing the annual meeting virtually?

The virtual meeting platform is fully supported across most internet browsers and devices running the most up-to-date version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it or you may call 1-888-724-2416.

Who can attend the annual meeting?

Only record holders or beneficial owners (who have obtained a legal proxy) of the Company’s common stock or their proxies may attend the annual meeting.

To attend the annual meeting in person, you must present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.

To attend and participate in the annual meeting virtually, you will need the 16-digit control number that appears on your proxy card or the instructions that accompanied your proxy materials. If you would like to attend the virtual meeting and you have your control number, please go to meetnow.global/M5T5R6N prior to the start of the meeting to log in. Online access to the webcast will open approximately 30 minutes prior to the start of the annual meeting to allow time for our stockholders to log in and test their devices’ audio system. Beneficial owners will need to register at least three business days prior to the annual meeting in order to attend the meeting. For more instructions, please refer to the section “Annual Meeting Procedures” on page 5.

Do I need to register to attend the annual meeting virtually?

Registration is only required if you are a beneficial owner. For more instructions, please refer to the section “Annual Meeting Procedures” on page 5.

Can I ask questions at the annual meeting if I attend virtually?

Stockholders who virtually attend the annual meeting will have the ability to submit questions prior to and during the meeting via the annual meeting website at meetnow.global/M5T5R6N. As part of the annual meeting, we will hold a question and answer session, during which we intend to answer questions submitted both virtually and in person during the meeting that are pertinent to the meeting matters, as time permits. Rules for the meeting will be no different than if it was solely an in-person meeting. Professional conduct is appreciated and all question and answer sessions will be conducted at the appropriate time during the meeting. Questions relevant to annual meeting matters will be answered during the meeting, subject to time constraints. To ensure that as many stockholders as possible are able to ask questions during the annual meeting, each stockholder will be permitted no more than two questions. Questions from multiple stockholders on the same topic or that are otherwise related may be grouped, summarized and answered together. Responses to questions relevant to annual meeting matters that are not answered during the meeting will be posted at www.heritagepci.com on the “Investors” page.

Who can vote at the annual meeting?

The record date for the annual meeting is April 25, 2022. You may vote all shares of the Company’s common stock that you owned as of the close of business on that date. Each share of common stock entitles you to one vote on each item to be voted on at the annual meeting. Cumulative voting is not permitted. On the record date, 26,469,720 shares of our common stock were outstanding.

Will my vote be disclosed to anyone?

Your vote is confidential and will not be disclosed to any officer, director or employee, except in certain limited circumstances, such as when you request or consent to disclosure.

How can I vote if I am the record holder of my shares?

If your shares of common stock are held in your name, you can vote your shares on items presented at the annual meeting or by proxy in the following ways:

1.	By Telephone — You can vote by telephone by calling 1-800-652-VOTE (8683) and following the instructions on the proxy card.

2.	By Internet —

•

Before the annual meeting – You may submit your proxy online via the Internet by following the instructions provided on the enclosed proxy card. Internet voting facilities will be available 24 hours a day; or

•	During the annual meeting – You may attend the meeting in-person or virtually and vote during the meeting by following the instructions provided on the enclosed proxy card.

3.

In Person — Written ballots will be available at the meeting if you attend the meeting in person and wish to vote your shares at the meeting. If you vote in advance and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote.

4.	By Mail — You can vote by mail by signing, dating and mailing the enclosed proxy card. You cannot vote by mail with a notice document.

How can I vote if my shares are held beneficially through a broker?

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and your broker, bank or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you can vote in the following two ways:

1.	By Following Broker’s Voting Instructions — You have the right to direct your broker, bank or nominee on how to vote and can do so by following the voting instructions you receive from your broker. Beneficial owners should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting. If you are a beneficial owner and your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares in certain cases. Brokers may vote your shares as described below.

•

Non-discretionary Items. All items, other than the ratification of the appointment of the Company’s independent registered public accounting firm, are “non-discretionary” items. If you do not direct your broker, your broker cannot vote your shares on non-discretionary items. We refer to these as “broker non-votes.” As such, it is critically important that you submit your voting instructions if you want your shares to count for non-discretionary items, such as the election of directors. Your shares will remain unvoted for such items if your broker does not receive instructions from you.

•

Discretionary Items. The ratification of the appointment of the Company’s independent registered public accounting firm is a “discretionary” item. Brokers that do not receive instructions from beneficial owners may vote uninstructed shares with respect to that proposal in their discretion.

2.	By Attending the Annual Meeting —You are also invited to attend the annual meeting either in person or virtually and vote your shares at the meeting.

If you want to attend and vote in person at the annual meeting, you must obtain a legal proxy from your broker and present it at the annual meeting along with proper evidence of stock holdings, such as a recent brokerage account or bank statement.

If you want to vote virtually at the annual meeting, you must obtain a legal proxy from your broker and present it by registering at least three business days prior to the meeting date.

For more instructions concerning the registration process, please see the section “Annual Meeting Procedures” on page 5.

What is the quorum required for the meeting to be held?

In order to carry on the business of the meeting, we must have a quorum. This means that stockholders representing a majority of the common stock issued and outstanding as of the record date must be present at the annual meeting, either in person, virtually or by proxy, for there to be a quorum at the annual meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum but broker non-votes are not considered “present” for purposes of voting on non-discretionary items.

Can I change my vote after I return my proxy card?

You can revoke your proxy at any time before your shares are voted by (1) delivering a written revocation notice prior to the annual meeting to Kirk Lusk, Chief Financial Officer, Heritage Insurance Holdings, Inc., 1401 N. Westshore Blvd., Tampa, Florida 33607; (2) submitting a later-dated proxy that we receive no later than the conclusion of voting at the annual meeting; or (3) voting in person or virtually at the annual meeting. Attending the annual meeting does not revoke your proxy unless you vote virtually at the meeting. If your shares are held in street name, you must contact your broker or nominee to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person or virtually at the meeting.

What is the vote required to elect directors?

Directors will be elected by a plurality of the votes present in person, virtually or by proxy and entitled to vote at the annual meeting. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the annual meeting. Abstentions will not have an impact on the election of directors.

What is the vote required to adopt all other proposals on the agenda?

The ratification of Plante & Moran, PLLC’s appointment as independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon. Abstentions will have the effect of a vote against the ratification of the appointment of Plante & Moran, PLLC.

Proposal 3 is an advisory vote. This means that while we ask stockholders to approve the resolution regarding Say on Pay, this is not an action that requires stockholder approval. Approval of the Say on Pay proposal requires the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon. Abstentions will have the effect of a vote against the approval of the Say on Pay proposal. Although the vote on the proposal is non-binding, our Board and its Compensation Committee will review the results of the vote and take them into account in making determinations concerning executive compensation.

What are the consequences if I choose not to vote on a specific proposal?

You may “withhold” your vote with respect to any nominee in the election of directors and may “abstain” from voting on the other proposals. Shares “abstaining” from voting on any proposal will be counted as present at the annual meeting for purposes of establishing the presence of a quorum. “Withhold” votes with respect to any nominee for director will have no effect on the election of directors. Abstentions will have the effect of a vote against the ratification of the appointment of Plante & Moran, PLLC as independent registered public accounting firm for fiscal year 2022 and against Say on Pay. Broker non-votes will have no effect on the election of directors or Say on Pay. There will be no broker non-votes with respect to the ratification of Plante & Moran, PLLC’s appointment as independent registered public accounting firm, as it is a discretionary item.

What happens if additional matters are presented at the annual meeting?

Other than the three proposals described in this proxy statement, we are not aware of any other properly submitted business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Richard Widdicombe and Ernie Garateix, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting, including matters of which the Company did not receive timely notice. If any of our nominees for director are unavailable or are unable to serve or for good cause will not serve, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Annual Meeting Procedures

In Person Admission to the Annual Meeting

Only record or beneficial owners of the Company’s common stock or their proxies may attend the annual meeting in person. When you arrive at the annual meeting, you must present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.

Virtual Admission to the Annual Meeting

Only stockholders of the Company or their duly authorized proxies may virtually attend the annual meeting. Stockholders may virtually attend the annual meeting at meetnow.global/M5T5R6N.

The meeting will be conducted via live audio webcast. To participate virtually at the annual meeting, stockholders of record will need the 16-digit control number that appears on your proxy card or the instructions that accompanied the proxy materials. If you would like to attend the meeting virtually and you have your control number, please go to meetnow.global/M5T5R6N prior to the start of the meeting to log in. Online access to the webcast will open approximately 30 minutes prior to the start of the annual meeting to allow time for our stockholders to log in and test their devices’ audio system.

Virtual Admission - Beneficial Owners

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and your broker, bank or nominee is considered the stockholder of record with respect to those shares.

Beneficial owners must register for the annual meeting if they want to attend, ask questions, and/or vote at the annual meeting virtually. They may register to virtually attend the annual meeting in the following two ways:

•

Advance Registration. Beneficial owners may register in advance of the annual meeting by submitting proof to Computershare, our transfer agent, of their legal proxy power as received from their broker or bank. This submission should include the beneficial owner’s name, email address, and the number of Company shares held as of the record date. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on June 20, 2022. Computershare will provide the beneficial owner confirmation of registration by email after it receives the registration materials.

Requests for advance registration should be directed to Computershare through either of the following methods:

By email:	Beneficial owner may forward the email from its broker granting it legal proxy, or may attach an image of its legal proxy, to legalproxy@computershare.com; or

By mail:	Beneficial owner may mail its legal proxy granted by its broker to:

Computershare
Attn: Heritage Insurance Holdings, Inc. – Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

•	Registration at Annual Meeting. Beneficial owners may register virtually at the annual meeting by visiting meetnow.global/M5T5R6N with the control number received with their voting instruction form.

Appraisal Rights

Stockholders do not have appraisal rights under Delaware law in connection with the matters to be voted on at the annual meeting.

Stockholder List

You may examine our stockholder list during the annual meeting by following the instructions provided on the virtual meeting website during the annual meeting. The stockholder list will also be available for examination during normal business hours for ten days prior to the annual meeting for any purpose germane to the meeting at our corporate headquarters at 1401 N Westshore Blvd, Tampa, Florida 33607.

Appraisal Rights

Stockholders do not have appraisal rights under Delaware law in connection with the matters to be voted on at the annual meeting.

Stockholder List

You may examine our stockholder list during the annual meeting by following the instructions provided on the meeting website during the annual meeting. The stockholder list will also be available for examination during normal business hours for ten days prior to the annual meeting for any purpose germane to the meeting at our corporate headquarters at 1401 N Westshore Blvd, Tampa, Florida 33607.

PROPOSALS TO BE VOTED ON

Proposal 1: Election of Directors

Nominees

The size of the Board is currently set at nine members. At the annual meeting, the stockholders will elect nine directors to serve until the 2023 annual meeting of stockholders or until their respective successors are elected and qualified. Any vacancy occurring after the election may be filled by a majority vote of the remaining directors. In accordance with the Company’s Bylaws, a director appointed to fill a vacancy will be appointed to serve until the next annual meeting of stockholders.

Assuming a quorum is present, the nine nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors of the Company. Stockholders are not entitled to cumulate votes in the election of directors. All nominees have consented to serve as directors, if elected. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxy holders may vote for any nominee designated by the present Board to fill the vacancy. As of the date of this proxy statement, the Board has no reason to believe that any of the director nominees named herein will be unable or unwilling to serve as a director if elected.

The Company believes that its Board, as a whole, should encompass a range of talent, skill, diversity, experience and expertise enabling it to provide sound guidance with respect to the Company’s operations and interests. In addition to considering a candidate’s background, experience and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our business. Although the Company does not have a formal policy with regard to the consideration of diversity in identifying candidates, the Corporate Governance and Nominating Committee strives to nominate candidates with a variety of complementary skills so that, as a group, the Board will possess the appropriate level of talent, skills and expertise to oversee the Company’s business. The Company regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. The Company’s policy is to have at least a majority of our directors qualify as “independent directors” as defined in the rules of the NYSE. Currently, five of our nine directors are independent. See page 15 for a further discussion of director independence.

The Corporate Governance and Nominating Committee seeks candidates with strong reputations and experience in areas relevant to the strategy and operations of the Company, particularly in industries and growth segments that the Company serves, as well as key geographic markets where it operates. Each of the director nominees holds or has held senior positions in complex organizations and has operating experience that meets this objective, as described below. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, financial reporting, corporate governance, risk management and leadership development.

The Corporate Governance and Nominating Committee also believes that the nominees, each of whom is a current director, has the experience, expertise, integrity, sound judgment and ability to engage management in a collaborative fashion to collectively comprise an effective Board. In addition, the Corporate Governance and Nominating Committee believes that each of the nominees is committed to devoting significant time and energy to service on the Board and its committees.

The names of the director nominees, their ages as of April 25, 2022, their recent employment or principal occupation, the names of any public companies for which they currently serve as a director or have served as a director within the past five years, and their period of service as a Company director are set forth below.

Name	Age	Position
Ernie Garateix	50	Director and CEO
Richard Widdicombe	63	Chairman of the Board
Pete Apostolou(1)	47	Director
Irini Barlas(2)(3)	50	Director
Mark Berset	75	Director
Steven Martindale	59	Director
Nicholas Pappas(1)(3)	47	Director
Joseph Vattamattam(2)(3)	45	Director
Vijay Walvekar(1)(2)	75	Director

(1)	Current member of our Corporate Governance and Nominating Committee.
(2)	Current member of our Audit Committee.
(3)	Current member of our Compensation Committee.

DIRECTOR NOMINEES

Ernie Garateix. Mr. Garateix has served as our Chief Executive Officer and as a member of our Board since December 2020. Prior to that, he served as our Chief Operating Officer since December 2014. Prior to that, from August 2012 to December 2014, Mr. Garateix served as our Executive Vice President. Prior to joining us, Mr. Garateix served as Vice President for American Integrity Insurance Group beginning in October 2007. Mr. Garateix brings to the Board an in-depth knowledge of the insurance industry gained from his service in senior positions at the Company and his years of leadership experience at insurance carriers.

Richard Widdicombe. Mr. Widdicombe is our Chairman and has served on our Board since we began operations in August 2012, and as our President from August 2012 until December 2020. He was previously our Chief Executive Officer from August 2012 to May 2014. Prior to joining the Company, Mr. Widdicombe served as Risk Manager of Homeowners Choice Property & Casualty Insurance Company (NYSE: HCI) from November 2009 to September 2011. Prior to that, Mr. Widdicombe served as President of People’s Trust Insurance Company from July 2007 to February 2009. Mr. Widdicombe brings to the Board an in-depth knowledge of the insurance industry gained from his years of leadership experience at multiple insurance carriers.

Pete Apostolou. Mr. Apostolou has served on our Board since we began operations in August 2012. Mr. Apostolou is the owner of Central Title Services, which he founded in 2015. He is also a real estate broker and owner of Alexa Realty of St. Petersburg, which he founded in 2004. Mr. Apostolou also serves as a manager and owner of several other commercial real estate companies in the greater Tampa Bay area. Mr. Apostolou brings to the Board an in-depth knowledge of the Florida commercial and residential real estate market.

Irini Barlas. Ms. Barlas has served on our Board since August 2014 and brings over 20 years of operational and management experience in the financial services sector. Ms. Barlas is the Chief Financial and Operating Officer of Megastar Advisors, LLC, an insurance marketing and training organization, and has served in such role since January 2014. Since February 2010, Ms. Barlas has also served as the Chief Financial Officer of Barlas Tax & Financial Group, LLC, a provider of tax, insurance and investment services. Previously, from January 2009 through January 2010, Ms. Barlas was an auditor at Grant Thornton LLP. Ms. Barlas has also held various other management positions in both accounting and operations over the years. Ms. Barlas is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. Ms. Barlas has a strong operational background and brings to the Board extensive experience in financial statement preparation and financial reporting and analysis.

Mark Berset. Mr. Berset has 45 years of experience in the property and casualty insurance industry. Mr. Berset has served as chief executive officer of Comegys Insurance Agency since 1975, as chief executive officer of Alpha Insurance Management since 1993, and as chief executive officer of Strategic Agency Network of Florida, an alliance of insurance agents, since 1997. Mr. Berset also co-founded Purpose Employer Solutions, a national payroll company, in 2010 and has served as a director since then. Mr. Berset has also co-founded various Florida-based property and casualty insurance companies and served as a board member of United Property & Casualty Insurance Co. until 2007. Mr. Berset serves on the boards of directors of two private companies and previously served on the board of directors of Innovaro, Inc., formerly a software-based consulting company, from 2009 to 2015. Mr. Berset brings to the Board an in-depth knowledge of the insurance industry gained from his years of executive management and leadership experience running insurance agencies and co-founding insurance companies and businesses in related industries.

Steven Martindale. Mr. Martindale has served on our Board since January 2018. Since October 2021, Mr. Martindale has served as Chief Financial Officer of Allied Trust Insurance Company. Since May 2018, Mr. Martindale has been the president of Smartscor, Inc, a consulting company. Prior to that, Mr. Martindale served as our Chief Financial Officer from May 2016 to January 2018 and as our Co-Chief Financial Officer from January 2018 to April 2018. Prior to joining the Company, Mr. Martindale served as Chief Financial

Officer at People’s Trust Insurance Company, a privately held insurer licensed in the State of Florida, from September 2013 to May 2016. Prior to People’s Trust, Mr. Martindale was Chief Regulatory Officer for the State of Ohio from April 2011 to September 2013. From August 2008 to September 2013, Mr. Martindale was a partner and consulting chief financial officer for Focus CFO, a financial consulting firm. From January 2005 to August 2008, Mr. Martindale worked at ProCentury Corporation, a publicly traded insurance group, as Vice President Corporate Governance. Mr. Martindale has also held various other leadership positions in corporate accounting and public accounting. Mr. Martindale brings to the Board in-depth financial knowledge, as well as executive management and leadership experience.

Nicholas Pappas. Mr. Pappas has served on our Board since April 2014. Mr. Pappas is the President and owner of Meat Up Restaurant Group, consisting of three restaurants in the Tampa Bay area. Mr. Pappas also owns or serves on the executive team of several commercial real estate holding companies with properties in Tampa and other parts of Florida. Mr. Pappas brings to the Board an entrepreneurial and executive management background, as well as a strong knowledge of the Florida commercial real estate market.

Joseph Vattamattam. Mr. Vattamattam has served on our Board since April 2014. Mr. Vattamattam is the President of Healthmap Solutions, a provider of technology and consulting services to healthcare organizations, a position he has held since October 2020. He served as the CEO of Healthmap Solutions from July 2013 to October 2020. Prior to that, Mr. Vattamattam served as Vice President of Medical Economics at CareCentrix, Inc., a provider of home health solutions, from August 2010 to July 2013 and as Area Vice President, Operations from January 2010 to August 2010. Prior to that, Mr. Vattamattam held several positions at WellCare Health Plans, a provider of managed care services, from June 2007 to December 2009, most recently as Director, Health Services. Mr. Vattamattam previously held positions at Wachovia Securities and PricewaterhouseCoopers LLP. Mr. Vattamattam also serves as a Director on the Advent Health Carrollwood Foundation board, a position he has held since January 2020. Mr. Vattamattam brings to the board executive management and leadership skills, as well as an in-depth knowledge of capital markets and financial analysis.

Vijay Walvekar. Mr. Walvekar has served on our Board since we began operations in August 2012. Mr. Walvekar currently serves as Vice President of Central Home Health Care, Inc., a position he has held since January 1985. Mr. Walvekar also serves as President or Managing Member of several real property holding companies owning real estate in Florida and Michigan. Mr. Walvekar also serves as Managing Director of Control-Touch Electronics (Poona) Pvt. Ltd. in Pune, India since 1986. Mr. Walvekar was a Commercial Pilot in India and also held USA, FAA Commercial Pilot’s licenses. Mr. Walvekar is a director of Clearing House Division of Atlas Fintech Holdings Corporation which has operations in the U.S. and Panama. Mr. Walvekar brings to the Board important knowledge and experience in strategic planning, real estate, and leadership.

Required Vote

Directors are elected by a plurality of the votes of the shares present in person or by proxy and entitled to vote on the election of directors at the annual meeting. The individuals who receive the largest number of votes will be elected as directors up to the maximum number of directors to be elected at the annual meeting.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in a comprehensive evaluation of the independent registered public accounting firm’s qualifications, performance and independence and whether the independent registered public accounting firm should be rotated, and considers the advisability and potential impact of selecting a different independent registered public accounting firm.

Plante & Moran, PLLC (“Plante & Moran”) has served as our independent registered public accounting firm since June 2018 and has been appointed by the Audit Committee to continue as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Although ratification is not required by our Bylaws or otherwise, we are submitting the selection of Plante & Moran to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. In the event that ratification of this selection is not approved by the affirmative vote of the holders of a majority of the shares of common stock of the Company represented at the annual meeting in person or by proxy and entitled to vote on the item, the Audit Committee and the Board will review the Audit Committee’s future selection of an independent registered public accounting firm, but is not bound by the stockholders’ vote. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time if it determines that a change would be in the best interests of the Company and our stockholders.

Representatives of Plante & Moran will be available at the annual meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the Company’s common stock present at the annual meeting virtually or by proxy and entitled to vote on this proposal is required to approve the ratification of the appointment of Plante & Moran as the Company’s independent registered public accounting firm for the current fiscal year.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PLANTE & MORAN, PLLC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

Proposal 3: Advisory Vote on Executive Compensation

We are providing stockholders an advisory vote on executive compensation, or Say on Pay, as required by the Dodd-Frank Act. The Say on Pay vote is a non-binding vote on the compensation of our named executive officers, as described in this proxy statement in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure. The Dodd-Frank Act requires us to hold the Say on Pay vote at least once every three years, and the Company has determined to hold the Say on Pay vote every year.

We encourage stockholders to review the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure on pages 20-39 of this proxy statement. As discussed in the Compensation Discussion and Analysis section, we believe that our compensation policies and decisions further our objectives to: (i) reward superior financial and operational performance; (ii) motivate our executive officers to build and grow our business profitably; (iii) align the interests of our executive officers with those of our stockholders; and (iv) enable us to attract, retain and motivate qualified executive officers.

At the 2021 annual meeting, we held our Say on Pay vote and approximately 79% of the votes cast on the proposal were in favor of our named executive officers’ compensation. We were encouraged by the positive response to the changes in our CEO compensation program implemented in 2021 and continued our shareholder outreach efforts during 2021. The Committee will continue to consider the outcome of say on pay votes when making future compensation decisions for the NEOs.

We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders. More information on our executive compensation programs can be found below in the section “Compensation Discussion and Analysis”.

On the basis of the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure found within this proxy statement, we are requesting that our stockholders vote on the following resolution:

“RESOLVED, that the stockholders of Heritage Insurance Holdings, Inc. (“Heritage”) approve, on an advisory basis, the compensation of Heritage’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in Heritage’s 2022 Annual Meeting proxy statement.”

Although this Say on Pay vote on executive compensation is non-binding, the Board and the Compensation Committee will review the results of the vote and will take into account the outcome of the vote when determining future executive compensation arrangements.

Required Vote

The approval of the Say on Pay proposal requires the affirmative vote of a majority of the shares of the Company’s common stock represented at the annual meeting and entitled to vote thereon.

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

The Board maintains flexibility to determine the appropriate leadership structure for the Company and whether the roles of Chairman of the Board and CEO should be filled by the same or different individuals. This approach allows the Board flexibility to determine whether the two roles should be separate or combined, based upon the Company’s best interests in light of the dynamic environment in which it operates, the Board’s assessment of the Board’s leadership, and the Company’s needs from time to time. Currently, the offices of the Chief Executive Officer and Chairman of the Board are separated. The Board considered that separating these offices would allow the CEO to focus on the strategic direction of the Company and the day to day leadership and performance of the Company, while allowing for the Chairman to provide guidance to the CEO, set the agenda for the Board meetings and preside over meetings of the Board.

Board of Directors Role in Risk Oversight

Our Board oversees the risk management activities designed and implemented by our management. The Board executes its oversight responsibility for risk management both directly and through its committees. The full Board also considers specific risk topics, including risks associated with our strategic plan, business operations and capital structure. In addition, the Board receives regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

Our Board has delegated to the Audit Committee oversight of our risk management process. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Meetings and Committees of the Board of Directors

During 2021, the Board held five meetings and also acted by written consent in lieu of a meeting six times. During 2021, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board held during the period in which he or she was a director and (ii) the total number of meetings held by all of the committees of the Board on which he or she served. The Board has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee which operate under written charters adopted by the Board.

At the Board meetings, independent directors of the Company meet regularly in executive session without management in accordance with NYSE listing standards. Generally, executive sessions are held in conjunction with regularly-scheduled meetings of the Board. Mr. Widdicombe presided over executive sessions of the Board during 2021. In 2021, the non-employee independent members of the Board met in executive session one time. At each executive session, a presiding independent director chosen by a majority of the independent directors present presides over the session.

Audit Committee. Ms. Barlas and Messrs. Vattamattam and Walvekar serve on the Audit Committee. Ms. Barlas serves as the chair of the Audit Committee and, subject to her re-election, the Board has selected Ms. Barlas to continue as chair of the Audit Committee. The Audit Committee is composed of non-employee directors, each of whom is independent under Rule 10A-3 under the Exchange Act and the applicable listing standards of the NYSE. Ms. Barlas and Mr. Vattamattam meets the requirements of an audit committee financial expert under SEC rules. During 2021, the Audit Committee held four meetings and also acted by written consent in lieu of two meetings.

The Audit Committee is responsible for, among other things, assisting the Board in its oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the Company’s internal audit function and independent auditors.

Compensation Committee. Messrs. Pappas and Vattamattam and Ms. Barlas serve on the Compensation Committee. Mr. Vattamattam serves as the chair of the Compensation Committee, and subject to his election, the Board has selected Mr. Vattamattam to continue as chair of the Compensation Committee. The Compensation Committee is composed of non-employee directors, each of whom is independent as required by the applicable listing standards of the NYSE, including the heightened independence requirements specific to compensation committee members. During 2021, the Compensation Committee held one meeting and also acted by written consent in lieu of five meetings.

The Compensation Committee is responsible for, among other things:

•	reviewing key employee compensation goals, policies, plans and programs, including management development and succession plans;

•	reviewing and approving the compensation of the Company’s directors, chief executive officer and other executive officers;

•	reviewing and approving employment agreements and other similar arrangements between the Company and the Company’s executive officers; and

•	approving, evaluating and administering the Company’s stock plans and other incentive compensation plans.

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee was at any time during 2021 or at any other time an officer or employee of our Company. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Corporate Governance and Nominating Committee. Messrs. Pappas, Apostolou and Walvekar serve on the Corporate Governance and Nominating Committee. Mr. Pappas serves as the chair of our Corporate Governance and Nominating Committee and, subject to his re-election, the Board has selected Mr. Pappas to continue as chair of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is composed of independent non-employee directors, each of whom is independent as required by the applicable listing standards of the NYSE. During 2021, the Corporate Governance and Nominating Committee held one meeting and also acted by written consent in lieu of two meetings.

The Corporate Governance and Nominating Committee is responsible for, among other things:

•	identifying individuals qualified to become members of the Board consistent with criteria approved by the Board;

•	overseeing the organization of the Board to discharge the board’s duties and responsibilities properly and efficiently;

•	identifying best practices and recommending corporate governance principles;

•	developing, recommending, and reviewing annually our Corporate Governance Guidelines;

•	reviewing annually our Code of Business Conduct and Ethics;

•	recommending to the Board director nominees for election at the annual meeting of stockholders, or to fill any vacancies;

•	recommending to the Board director nominees for each committee of the Board;

•	reviewing potential conflicts of interest involving our executive officers; and

•	overseeing the evaluation of the Board and management.

In evaluating and determining whether to nominate a candidate for a position on our Board, the Corporate Governance and Nominating Committee will consider the candidate’s professional ethics and values, relevant management experience and a commitment to enhancing stockholder value. We regularly assess the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. Candidates may come to the attention of the Corporate Governance and Nominating Committee from current Board members, stockholders, professional search firms, officers or other persons. The Corporate Governance and Nominating Committee will review all candidates in the same manner regardless of the source of recommendation, including from stockholders.

The Corporate Governance and Nominating Committee will consider stockholder recommendations of candidates when the recommendations are properly submitted in accordance with our Bylaws. Any stockholder recommendations which are submitted under the criteria summarized above should include the candidate’s name and qualifications for Board membership and should be addressed to our Corporate Secretary.

For purposes of potential nominees to be considered at the 2023 annual stockholders’ meeting, the Corporate Secretary must receive this information no earlier than February 23, 2023, and no later than the close of business on March 25, 2023 in accordance with the procedures in the Bylaws. The notice must set forth the candidate’s name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate and information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the stockholder’s name, address and the number of shares beneficially owned (and the period they have been held).

In 2021, we did not engage a third party to identify, evaluate or assist in identifying potential nominees for director.

Director Independence

There are no family relationships among any of our executive officers or directors. Our Board has affirmatively determined that each of Messrs. Apostolou, Martindale, Pappas, Vattamattam and Walvekar and Ms. Barlas is an “independent director,” as defined under the rules of the NYSE. In making the independence determination, the Board considered the current and prior relationships that each non-employee director has with the Company, including Mr. Martindale’s service as CFO of the Company until April 2018, and all other facts and circumstances that the Board deemed relevant. Mr. Garateix is not independent as he is our Chief Executive Officer. Mr. Widdicombe, as a former President of the Company, is not considered independent under the rules of the NYSE. With respect to Mr. Berset, the Board does not consider him to be independent given his affiliation with a third-party insurance agency that has provided services to, and received payments from, the Company.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our employees, including our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and our Chief Accounting Officer. The Code of Ethics is available at www.heritagepci.com on the “Investors” page listed as “Governance Documents” under the heading “Corporate Governance.”

Only the Board or an appointed committee may grant a waiver of the Code of Ethics for our executive officers or directors, and any such waiver will be disclosed to the extent required by law or the listing requirements of the NYSE. We intend to provide disclosure of any amendments or waivers of our Code of Ethics on our website within four business days following the date of the amendment or waiver.

Governance Documents

Current copies of the Company’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee charters are available at www.heritagepci.com on the “Investors” page listed as “Governance Documents” under the heading “Corporate Governance.” In addition, the Board has adopted corporate governance guidelines, which are available at www.heritagepci.com on the “Investors” page listed as “Governance Documents” under the heading “Corporate Governance.” Information on, or accessible through, our website is not a part of, or incorporated by reference into, this proxy statement.

Communications with Directors

The Board has established a process to receive communications from stockholders. Stockholders and other interested parties may contact any member (or all members) of the Board, or the non-management directors as a group, any Board committee or any chair of any such committee by mail. To communicate with the Board, any individual directors or any group or committee of directors, correspondence should be addressed to the Board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent c/o Kirk Lusk, Chief Financial Officer, Heritage Insurance Holdings, 1401 N. Westshore Blvd., Tampa, FL 33607.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. The Corporate Secretary will forward copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees or that he otherwise determines requires the attention of any member, group or committee of the Board.

Attendance at Annual Meeting

Directors are encouraged, but not required, to attend our annual stockholders’ meeting. In 2021, six directors attended the annual stockholders’ meeting.

EXECUTIVE OFFICERS

The names of the executive officers of the Company and their ages, titles and biographies are set forth below.

Ernie Garateix, 50, is being nominated for the position of director of the Company. See “Director Nominees” for a discussion of Mr. Garateix’s business experience.

Kirk Lusk, 61, has served as our Chief Financial Officer since April 2018 and as our Co-Chief Financial Officer since January 2018. Prior to joining us, from January 2013 to February 2018, Mr. Lusk served as Chief Financial Officer of Narragansett Bay Insurance Company (“NBIC”), which was acquired by us in November 2017 in connection with the acquisition of NBIC Holdings, Inc., the parent company of NBIC. Prior to that, Mr. Lusk served as International Chief Financial Officer of Aetna, Inc. from 2008 through 2012, Chief Financial Officer of Alea Group Holdings Bermuda Ltd. from 2005 through 2008 and Chief Financial Officer of GE ERC’s Global Casualty and GE Capital Auto Warranty Services from 1998 through 2004.

Sharon Binnun, 60, has served as our Chief Accounting Officer since May 2016. Prior to that, she served as our Executive Vice President of Finance beginning in November 2014. Prior to joining us, Ms. Binnun served as the Executive Vice President of Cypress Property Insurance Company from July 2013 to August 2014. Prior to that, Ms. Binnun served as the Chief Financial Officer of Citizens Property Insurance Corporation from February 2007 to July 2013. Ms. Binnun’s prior employment includes Deputy Insurance Commissioner in Florida as well as a career at Deloitte & Touche. Ms. Binnun is a certified public accountant in the State of Florida.

Tim Moura, 49, has served as the President of our subsidiary company, NBIC, since January 2018. Prior to joining us, from February 2014 to January 2018, Mr. Moura served as Senior Vice President of NBIC, which we acquired in November 2017, from February 2014 until January 2018. Prior to that, Mr. Moura served as Vice President of Tower Group Companies from 2010 through 2013, Regional Vice President for OneBeacon Insurance Group from 2004 to 2006 and in various management roles at MetLife Auto & Home from 1995 to 2004. Mr. Moura has 25 years of industry experience, serving in leadership positions with both national and regional insurance carriers.

Tim Johns, 66, has served as the President of our subsidiary company, Zephyr Insurance Company, since April 2018. Prior to joining us, from June 2011 to July 2017, Mr. Johns served as a health insurance executive, including as Executive Vice President and Chief Consumer Officer, of Hawaii Medical Service Association (Blue Cross Blue Shield of Hawaii). Mr. Johns has also served as a director of Hawaiian Electric Co., Inc. since February 2005 and as trustee and/or director of private real estate-related organizations and non-profit and charitable foundations.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 14, 2022 (except as indicated below) by:

•	all persons known by us to own beneficially more than 5% of our outstanding common stock;

•	each of our directors and director nominees;

•	each of our named executive officers listed in the “Executive Compensation” section of this proxy statement; and

•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Heritage Insurance Holdings, Inc., 21401 N Westshore Blvd, Tampa, Florida 33607.

Name and Address	Number of Shares Beneficially Owned(1)	Approximate Percent of Class(1)
CERTAIN BENEFICIAL OWNERS (not including directors and executive officers):
BlackRock, Inc.(2)	2,422,700	9.2%
55 East 52nd Street New York, NY 10055
DIRECTORS, DIRECTOR NOMINEES AND NAMED EXECUTIVE OFFICERS:
Ernie Garateix(3)	447,874	1.7%
Richard Widdicombe(4)	654,499	2.5%
Pete Apostolou(5)	162,721	*
Mark Berset(6)	731,930	2.8%
Irini Barlas(7)	58,369	*
Steven Martindale(8)	10,406	*
Nicholas Pappas(9)	66,466	*
Joseph Vattamattam(10)	31,512	*
Vijay Walvekar(11)	288,685	1.1%
Kirk Lusk(12)	223,736	*
Tim Moura(13)	134,025	*
Sharon Binnun(14)	55,850	*
Tim Johns	—	—
All directors and executive officers as a group (13 persons)(15)	2,866,073	10.8%

*	= less than 1%
(1)

“Beneficial ownership” means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 14, 2022 are deemed outstanding for computing the ownership percentage of the person holding such options, but are not deemed outstanding for computing the ownership percentage of any other person. The number of shares beneficially owned is determined as of April 14, 2022, and the percentages are based upon 26,469,720 shares of our common stock outstanding as of April 14, 2022. Unless otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares of common stock beneficially owned by such stockholder.

(2)	Based solely on a Schedule 13G/A filed by BlackRock, Inc. on February 3, 2022, of the 2,422,700 shares of our common stock beneficially owned, BlackRock, Inc. has (a) sole voting power with respect to

2,314,746 shares, and (b) sole investment power with respect to all 2,422,700 shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street New York, NY 10055.
(3)

Includes (i) an aggregate of 244,688 shares of performance based restricted stock awarded to Mr. Garateix which represents the maximum number of shares that may be earned at the end of the applicable performance period, which number of shares is subject to decrease based on the results of the performance condition and (ii) an aggregate of 122,344 shares of time-based restricted stock that vests in annual installments.

(4)	Includes 2,721 shares of restricted stock that vests on the date of the annual meeting.
(5)	Includes 2,721 shares of restricted stock that vests on the date of the annual meeting.
(6)

Includes (i) 47,000 shares held by Mr. Berset’s wife’s IRA, (ii) 36,700 shares held by the Mark Berset 2012 Irrevocable Trust, (iii) 316,400 shares held by the Linda Berset Irrevocable Trust, (iv) 84,909 shares held by the Linda C Berset Family Trust, (v) 63,000 shares held jointly with Mr. Berset’s wife and (vi) 2,721 shares of restricted stock that vests on the date of the annual meeting.

(7)

Includes (i) 36,050 shares held by the Lee M. Barlas and Irini Barlas Living Trust, (ii) 6,852 shares held by Ms. Barlas’ spouse and (iii) 2,721 shares of restricted stock that vests on the date of the annual meeting.

(8)	Includes 2,721 shares of restricted stock that vests on the date of the annual meeting.
(9)	Includes (i) 63,745 shares held jointly by Mr. Pappas and his father and (ii) 2,721 shares of restricted stock that vests on the date of the annual meeting.
(10)

Includes (i) 13,291 shares held in an IRA account, (ii) 15,500 shares held jointly by Mr. Vattamattam and his wife and (iii) 2,721 shares of restricted stock that vests on the date of the annual meeting.

(11)	Includes (i) 237,782 shares held by Mr. Walvekar’s wife and (ii) 2,721 shares of restricted stock that vests on the date of the annual meeting.
(12)

Includes (i) an aggregate of 72,655 shares of performance based restricted stock awarded to Mr. Lusk which represents the maximum number of shares that may be earned at the end of the applicable performance period, which number of shares is subject to decrease based on the results of the performance condition and (ii) an aggregate of 36,327 shares of time-based restricted stock that vests in annual installments.

(13)

Includes (i) an aggregate of 58,790 shares of performance based restricted stock awarded to Mr. Moura which represents the maximum number of shares that may be earned at the end of the applicable performance period, which number of shares is subject to decrease based on the results of the performance condition and (ii) an aggregate of 22,046 shares of time-based restricted stock that vests in annual installments.

(14)

Includes (i) an aggregate of 44,092 shares of performance based restricted stock awarded to Ms. Binnun which represents the maximum number of shares that may be earned at the end of the applicable performance period, which number of shares is subject to decrease based on the results of the performance condition and (ii) an aggregate of 11,758 shares of time-based restricted stock that vests in annual installments.

(15)

Includes (i) an aggregate of 420,225 shares of performance based restricted stock which represents the maximum number of shares that may be earned at the end of the applicable performance period, which number of shares is subject to decrease based on the results of the performance condition, (ii) an aggregate of 192,475 shares of time-based restricted stock that vests in annual installments and (iii) an aggregate of 19,047 shares of restricted stock held by directors that vest on the date of the annual meeting.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our common stock. They are also required to provide us with copies of any forms they file.

Based solely on our review of the reports furnished to us, we believe that during the last fiscal year, all reports filed by our directors and executive officers under Section 16(a) were made timely, except that Form 4s to report a transaction in 2021 for each of Messrs. Garateix and Lusk were not timely filed and Forms 4s to report a transaction in 2022 for each of Messrs. Apostolou, Berset, Martindale, Pappas, Vattamattam, Walvekar and Widdicombe and Ms. Barlas were not timely filed.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis outlines our compensation philosophy, describes the process for setting compensation of our named executive officers and outlines the elements of our executive compensation program and decisions in 2021. For 2021, our named executive officers (“NEOs”) were:

•	Ernie Garateix, Chief Executive Officer

•	Kirk Lusk, Chief Financial Officer

•	Tim Moura, President, Narragansett Bay Insurance Company, our subsidiary

•	Tim Johns, President, Zephyr Insurance Company, our subsidiary

•	Sharon Binnun, Chief Accounting Officer

2021 Performance Highlights

We had positive momentum and results from the implementation of strategic initiatives we launched in 2021, as we focused on meaningful rate increases, re-underwriting existing business, selectively accepting new business, optimizing our distribution network, enhancing the agent experience and improving expense management.

Key achievements for 2021 include:

•	Improving operating ratio during 2021 with the fourth quarter ratios compared to the prior year quarter as follows:

•	Net combined ratio of 93.2%, improved from 108.7%; lowest level in two years

•	Net loss ratio of 61.9%, improved 8.5 points, as both attritional and net current accident quarter weather losses improved

•	Net expense ratio of 31.3%, down 7.0 points

•	Solid underwriting performance with the attritional loss ratio, exclusive of current accident quarter weather losses and prior year development, improving by over 4 points

•	Full year net combined ratio dropped by 2.5 points

•

Premiums-in-force of $1.2 billion, up 8.3% year-over-year, with the increase primarily stemming from rate increases, while a 1.7% decline in policies-in-force over the same period reflected our selective underwriting

•	Gross premiums earned of $293.7 million, up 10.7% from $265.4 million in the prior year quarter, reflecting higher gross premiums written over the last twelve months

•

Gross premiums written of $278.8 million, down 1.2% from the prior year quarter, as intentional exposure-management and re-underwriting efforts resulted in a 17.8% reduction in Florida, largely offset by growth in other regions

•	Continued favorable loss development

•	10.1% increase in average premium per policy for all states in comparison to an increase in total insured value (“TIV”) by 4.3%

•	Continued execution of our diversification strategy, which includes managing Florida TIV:

•	Grew written premium year over year in all states we conduct business, except for Florida and California as part of management’s planned diversification strategy

•	15.5% year over year increase in average personal lines premium per policy for Florida

•	Reduction of Florida personal residential TIV by 10.9% year over year to reduce Florida specific risk

•	Continued diversification progress with over 73% of overall TIV outside of Florida as of year-end 2021, up from 69% as of year-end 2020

•	Reduction of tri-county TIV by 21.3% year over year to reduce risk in regions which generate higher than average litigated claims and higher reinsurance costs

•	Repurchased 1.3 million shares during 2021 for $8.2 million at an average price of $6.52 per share, well below GAAP book value per share

•	Board of Directors approved a new $25.0 million share repurchase authorization through December 31, 2022

Compensation Philosophy

Our compensation philosophy is based on pay-for-performance principles. Our executive compensation program is designed to accomplish each of the following goals:

•	reward superior financial and operational performance;

•	motivate our executive officers to build and grow our business profitably without encouraging excessive or unnecessary risk taking;

•

align the interests of our executive officers with those of our stockholders by creating a pay-for-performance culture at the executive level, with the ultimate goal of increasing shareholder value; and

•	enable us to attract, retain and motivate qualified executive officers.

Compensation Practices

What We Do	What We Don’t Do
Maintain Board composition of a majority of independent directors	No shareholder rights plan, commonly known as a “poison pill”

Audit, Compensation and Corporate Governance and Nominating Committees comprised entirely of independent directors	No stock options granted below fair market value

Directors elected annually for one-year terms	No special supplemental executive retirement programs or pensions

Short and long-term incentives designed to deliver long-term growth and drive shareholder value	No repricing or backdating of stock options without shareholder approval

Maintain a compensation program that is heavily performance-based and uses multiple performance measures	No material perquisites

Compensation benchmarked to peer and market data during compensation decision-making process	No tax gross-ups on perquisites

Compensation Setting Process

Roles and Responsibilities of the Compensation Committee and the CEO in Setting Executive Officer Compensation.

Compensation Committee

The Compensation Committee reports to the Board. In accordance with its obligations as set forth in its charter, with respect to 2021 compensation, the Compensation Committee retained counsel to assist it in evaluating compensation. The Compensation Committee determines and approves executive compensation annually, with base salaries, bonus payments (for performance the prior fiscal year), performance goals for long-term incentive awards, if any, and annual incentive bonuses approved during the first quarter of the fiscal year.

Each NEO has an employment agreement which provides for a minimum annual base salary and, except for Mr. Johns, annual cash and/or equity incentive awards. As such, significant portions of our NEOs’ compensation are determined based on the provisions of their existing employment agreements.

CEO

Mr. Garateix, our CEO, and other members of the management team support the Compensation Committee in the executive compensation process and regularly attend portions of committee meetings. Mr. Garateix provides the Compensation Committee with his perspective regarding the performance of his executive leadership team, including the other named executive officers. Mr. Garateix makes recommendations to the Compensation Committee on the full range of annual executive compensation decisions, except with regard to his own compensation. Mr. Garateix was not present when his compensation was being discussed and did not vote on executive compensation matters, and neither Mr. Garateix nor other members of management attended executive sessions of the Compensation Committee.

Peer Companies

For compensation related to fiscal year 2021, the Compensation Committee did not formally determine a peer group, but it did consider peer group data, as described below.

Although the Compensation Committee believes a comparison of compensation and performance data can be useful, the Compensation Committee does not believe that any comparison group company, whose composition is based solely on our industry classification, revenues, net income and/or market capitalization, is fully reflective of the markets in which we compete for talent. Consequently, the Compensation Committee does not set the executives’ target total direct compensation, or any of the target components of such compensation, at any specific percentile of the comparison group.

The Compensation Committee believes that overreliance on market capitalization and revenues can be misleading, as the former is highly influenced by the Company’s and its peers’ trading multiples and consequently does not necessarily reflect the underlying size, breadth and complexity of our organization, while the latter is disproportionately impacted by our large reinsurance spend, which is accounted for as a reduction to gross revenues. As a result, the Compensation Committee generally believes annual gross premiums written represents a more useful metric when selecting other insurance companies for benchmarking purposes.

As part of our annual executive compensation review, we benchmark CEO and executive compensation against the companies listed in the table below. This benchmarking exercise influenced Mr. Garateix’s and Mr. Lusk’s new employment agreements, which were effective in 2021, and informed the Compensation Committee of trends in executive compensation at other companies in our industry or similar industries.

Peer Company	Ticker
Ambac Financial Group, Inc.	AMBC
AMERISAFE, Inc.	AMSF
Argo Group International Holdings, Ltd.	ARGO
Donegal Group Inc.	DGICA
Employer Holdings, Inc.	EIG
FedNat Holding Company	FNHC
Global Indemnity Group LLC	GBLI
HCI Group, Inc.	HCI
Kinsale Capital Group, Inc.	KNSL
MBIA Inc.	MBI
NI Holdings, Inc.	NODK
ProAssurance Corporation	PRA
RLI Corp.	RLI
Safety Insurance Group, Inc.	SAFT
State Auto Financial Corporation	STFC
Tiptree Inc.	TIPT
United Fire Group, Inc.	UFCS
United Insurance Holdings Corp.	UIHC
Universal Insurance Holdings, Inc.	UVE
White Mountains Insurance Group Ltd	WTM

Say on Pay Vote and Shareholder Engagement

At the 2020 annual meeting, we held our inaugural say on pay vote, and approximately 74% of the votes cast on the proposal were cast against our named executive officers’ compensation. In response to these results, we launched an extensive shareholder outreach effort, in which we actively reached out to 29 institutional investors, representing approximately 52% of the outstanding shares of our common stock. Thirteen of the investors we contacted, representing approximately 26% of the outstanding shares of our common stock, engaged with us. As a result of these engagement efforts, in connection with the appointment of our current CEO, we made substantial changes to our CEO compensation program including a 70% reduction to overall target compensation; elimination of any guaranteed cash bonus; implementation of a more rigorous performance-based cash incentive with target, threshold and maximum (capped) levels; and modification of long-term equity incentive award, of which 50% is time based and the remaining 50% is subject to performance-based criteria, including target, threshold and maximum levels.

At the 2021 annual meeting, approximately 79% of the votes cast on our say on pay vote were cast in favor of our named executive officers’ compensation. We were encouraged by the positive response to the changes implemented in 2021 and continued our shareholder outreach efforts during 2021. The Committee will continue to consider the outcome of say on pay votes when making future compensation decisions for the NEOs.

Elements of Executive Compensation Program

For 2021, our executive compensation program consisted of three primary elements:

Base Salary – We provide base salaries, which are intended to be generally competitive with salaries of similarly-situated executives at comparable companies and are based on the executive officer’s role and responsibilities, individual job performance and experience. The base salaries for our named executive officers were initially set pursuant to their respective employment agreements.

Annual Cash Incentive Award – Annual cash incentive awards are performance-based and designed to motivate and reward eligible employees who contribute positively towards our growth and business strategy. Pursuant to their employment agreements, for 2021 each of our NEOs (other than Mr. Johns) is entitled to an annual cash incentive, as described below. Annual cash incentive awards are paid based on the performance criteria measured over a single calendar year. For Messrs. Garateix and Lusk and Ms. Binnun, the performance criteria, targets and actual performance for 2021 were as follows:

Weighting	Metric	Threshold	Target	Maximum	Actual	Payout
60%	Net operating ratio*	100%	96%	92%	100.7%	(1)
20%	Ex-FL Organic GPW growth**	5%	10%	15%	15%	150%
20%	Qualitative					95%

*

The numerator of the net operating ratio is calculated as the sum of net losses and loss adjustment expenses, policy acquisition costs and general and administrative expenses, less net investment income and policy fee income, while the denominator represents net premiums earned.

**	Organic gross premiums written (GPW) growth is calculated as year-over-year GPW growth excluding premiums associated with acquisitions of whole entities for twelve months from the acquisition date.
(1)

Although the Company’s performance related to net operating ratio for 2021 was slightly below the threshold level, given the significant improvement in the net operating ratio during the year and the Company’s performance against its strategic objectives, the Compensation Committee determined to provide a payout equal to 50% of the threshold payout.

For Mr. Moura, the performance criteria, targets and actual performance for 2021 were as follows:

Weighting	Metric	Threshold	Target	Maximum	Actual	Payout
40%	Net operating ratio*	100%	96%	92%	100.7%	(1)
30%	NBIC net operating ratio	98%	94%	90%	96.6%	74%
20%	Ex-FL Organic GPW growth**	5%	10%	15%	15%	150%
10%	Qualitative					95%

*

The numerator of the net operating ratio is calculated as the sum of net losses and loss adjustment expenses, policy acquisition costs and general and administrative expenses, less net investment income and policy fee income, while the denominator represents net premiums earned.

**	Organic gross premiums written (GPW) growth is calculated as year-over-year GPW growth excluding premiums associated with acquisitions of whole entities for twelve months from the acquisition date.
(1)

Although the Company’s performance related to net operating ratio for 2021 was slightly below the threshold level, given the significant improvement in the net operating ratio during the year and the Company’s performance against its strategic objectives, the Compensation Committee determined to provide a payout equal to 50% of the threshold payout.

For Mr. Johns, the performance criteria, targets and actual performance for 2021 were as follows:

Weighting	Metric	Threshold	Target	Maximum	Actual	Payout
60%	Zephyr net operating ratio*	89%	87%	85%	88%	(1)%
20%	Ex-Wind Only Organic GPW growth**	5%	10%	15%	14%	125%
20%	Qualitative					95%

*

The numerator of the net operating ratio is calculated as the sum of net losses and loss adjustment expenses, policy acquisition costs and general and administrative expenses, less net investment income and policy fee income, while the denominator represents net premiums earned.

**	Organic gross premiums written (GPW) growth is calculated as year-over-year GPW growth excluding premiums associated with acquisitions of whole entities for twelve months from the acquisition date.
(1)

Although Zephyr’s performance related to net operating ratio for 2021 was slightly below the target level, given the significant improvement in the net operating ratio during the year and the Company’s performance against its strategic objectives, the Compensation Committee determined to provide a payout equal to 90% of the target payout.

Long-Term Equity Awards – Our long-term incentive plan consists of two components: (i) annual grants of time-based restricted stock that vests in one-third annual installments, beginning with the end of the grant year and (ii) annual grants of performance-based restricted stock that vest following the conclusion of the three-year performance period. Our long-term incentive plan is designed to motivate and reward long term growth and business strategy.

Pursuant to their employment agreements, for 2021 each of our NEOs (other than Mr. Johns) was entitled to an annual grant of time-based restricted stock and an annual grant of performance-based restricted stock. The performance criteria is our 3-year adjusted book value per share growth, which excludes cumulative dividends declared and accumulated other comprehensive income. The performance-based restricted stock awards are subject to the terms and conditions of an award agreement between the Company and the executive and subject to the terms and conditions of the Omnibus Incentive Plan or any other equity incentive plan approved and adopted by the Board under which the restricted stock is issued.

Each of these elements is described in more detail in the discussion below regarding 2021 executive compensation decisions and in the executive compensation tables and narrative disclosures that follow.

2021 Executive Compensation Decisions

The Compensation Committee’s 2021 executive compensation decisions for each of our named executive officers, which in some cases are based in large part on the terms of each named executive officer’s employment agreement, are discussed below.

Ernie Garateix

In January 2021, we entered into a new employment agreement with Mr. Garateix in connection with his appointment as Chief Executive Officer (the “Garateix Agreement”) which replaced and terminated his prior employment agreement. The following tables summarize Mr. Garateix’s compensation under his new employment agreement (as described more fully below) as well as the differences between Mr. Garateix’s compensation and that of the former CEO.

Garateix Compensation Components	Value
Salary				$1,000,000
Annual cash incentive	$	Threshold 500,000	$	Target 1,000,000	$	Maximum 1,500,000
Time-based restricted stock				$500,000
Performance-based restricted stock (three-year performance period)	$	Threshold 250,000	$	Target 500,000	$	Maximum 1,000,000
Total Compensation	$	Threshold 2,250,000	$	Target 3,000,000	$	Maximum 4,000,000

	CEO Compensation
Compensation Component	Prior CEO	Garateix	Delta
Base Salary	$2,431,000	$1,000,000	-59%
Guaranteed annual salary increase	Yes	No
Guaranteed minimum annual cash incentive award	$2,500,000	No	-100%
Annual cash incentive target	$4,250,000 *	$1,000,000	-76%
Maximum cash incentive	Uncapped	$1,500,000
Time-based equity compensation**	$3,210,000	$500,000	-84%
Time-based equity compensation as % of total long-term equity compensation	100%	50%
Performance-based equity compensation as % of total long-term equity compensation	0%	50%
Non-performance-based total compensation	$8,141,000	$1,500,000	-82%
Target total compensation	$9,891,000	$3,000,000	-70%
Maximum total compensation	Uncapped	$4,000,000

*	The prior CEO’s $4,250,000 target cash incentive target includes his $2,500,000 guaranteed minimum cash incentive.
**

In connection with his 2015 employment agreement, which contained a five-year term, our prior CEO received an upfront award of 750,000 shares of time-based restricted stock that vested in one-fifth equal installments from 2016-2020, representing five years of equity compensation. In contrast, our current CEO is eligible to receive new grants of time and performance-based stock annually. Our current CEO’s stock compensation is based on a fixed dollar amount, while our prior CEO’s stock compensation was based on a fixed number of shares. To allow for a comparison between prior and current CEO annual stock compensation, the table reflects 150,000 shares for the prior CEO, which represents the number of shares that vested annually, multiplied by the grant date stock price.

Base Salary – The Garateix Agreement provides for an initial annual base salary of $1.0 million.

Annual Cash Incentive Award – Pursuant to the Garateix Agreement, Mr. Garateix is eligible to receive an annual cash incentive with a threshold opportunity of $500,000, a target opportunity of $1.0 million, and a maximum opportunity of $1.5 million based on performance criteria described above. Based on the performance described above, Mr. Garateix received a $740,000 payout under the 2021 Annual Cash Incentive Award which represents 74% of target.

Annual Time-Based Restricted Stock – Pursuant to the Garateix Agreement, Mr. Garateix is entitled to receive an annual time-based restricted stock award with a value of $500,000, which shares will vest in three equal annual installments beginning on the end of the fiscal year of the grant year.

Annual Long-Term Incentive Awards – Pursuant to the Garateix Agreement, Mr. Garateix is eligible to receive an annual performance based restricted stock award with a threshold opportunity of $250,000, a target opportunity of $500,000, and a maximum opportunity of $1.0 million. The performance criteria is measured over three consecutive calendar years and based on the Company’s 3-year adjusted book value per share growth.

For further description of the Garateix Agreement, please see the sections “Executive Compensation—Employment Agreements” and “Executive Compensation—Estimated Payments Following Termination or Change in Control.”

Kirk Lusk

In April 2021, we entered into a new employment agreement with Mr. Lusk (the “Lusk Agreement”) which replaced his prior employment agreement.

Base Salary – The Lusk Agreement provides for an initial annual base salary of $950,000.

Annual Cash Incentive Award – Pursuant to the Lusk Agreement, Mr. Lusk is eligible to receive an annual cash incentive with a threshold opportunity of $150,000, a target opportunity of $250,000 and a maximum opportunity of $350,000 based on performance criteria described above. Based on the performance described above, Mr. Lusk received a $183,000 payout under the 2021 Annual Cash Incentive Award which represents 73% of target.

Annual Time-Based Restricted Stock – Pursuant to the Lusk Agreement, Mr. Lusk is entitled to receive an annual time-based restricted stock award with a value of $150,000, which shares will vest in three equal annual installments beginning on the end of the fiscal year of the grant year.

Annual Long-Term Incentive Awards – Pursuant to the Lusk Agreement, Mr. Lusk is eligible to receive an annual performance based restricted stock award with a threshold opportunity of $100,000, a target opportunity of $200,000 and a maximum opportunity of $300,000. The performance criteria is measured over three consecutive calendar years and based on the Company’s 3-year adjusted book value per share growth.

Tim Moura

In September 2021, we entered into a new employment agreement with Mr. Moura (the “Moura Agreement”).

Base Salary –The Moura Agreement provides for an initial annual base salary of $950,000.

Annual Cash Incentive Award – Pursuant to the Moura Agreement, Mr. Moura is eligible to receive an annual cash incentive with a threshold opportunity of $75,000, a target opportunity of $125,000 and a maximum opportunity of $200,000. The performance criteria is measured over a single calendar year as described above. Based on the performance described above, Mr. Moura received a $102,000 payout under the 2021 Annual Cash Incentive Award which represents 82% of target.

Annual Time-Based Restricted Stock – Pursuant to the Moura Agreement, Mr. Moura is entitled to an $75,000 of time-based restricted stock annually, which will vest in three equal annual installments beginning on the end of the fiscal year of the grant year.

Annual Performance Based Restricted Stock – Pursuant to the Moura Agreement, Mr. Moura is eligible to an annual performance equity grant with a threshold opportunity of $50,000, a target opportunity of $100,000 and a maximum opportunity of $200,000. The performance criteria is measured over three consecutive calendar years and based on the Company’s 3-year adjusted book value per share growth.

Tim Johns

Base Salary – The Johns Agreement (defined below) provides for an initial annual base annual salary of $300,000 commencing in 2018.

Annual Cash Incentive Award – Pursuant to the Johns Agreement, Mr. Johns is eligible to participate in the Omnibus Incentive Plan, as determined by the Board. Zephyr maintains an incentive compensation program (ICP) that rewards Zephyr employees, including Mr. Johns. For 2021, this was based on Zephyr’s financial results, including its net operating ratio and organic gross premiums written, as well as Mr. Johns’ performance against pre-established individual performance metrics. In 2021, Mr. Johns’ payout under the Zephyr ICP was $125,000 which represents 104% of target.

Sharon Binnun

In September 2021, we entered into a new employment agreement with Ms. Binnun (the “Binnun Agreement”).

Base Salary – The Binnun Agreement provides for an initial annual base salary of $525,000.

Annual Cash Incentive Award – Pursuant to the Binnun Agreement, Ms. Binnun is eligible to receive an annual cash incentive with a threshold opportunity of $50,000, a target opportunity of $100,000 and a maximum opportunity of $150,000. The performance criteria is as described above. Based on the performance described above, Ms. Binnun received a $74,000 payout under the 2021 Annual Cash Incentive Award which represents 74% of target.

Annual Time-Based Restricted Stock – Pursuant to the Binnun Agreement, Ms. Binnun is entitled to $40,000 time-based restricted stock annually, which will vest in three equal annual installments beginning on the end of the fiscal year of the grant year.

Annual Performance Based Restricted Stock – Pursuant to the Binnun Agreement, Ms. Binnun is eligible to an annual performance equity grant with a threshold opportunity of $50,000, a target opportunity of $100,000 and a maximum opportunity of $150,000. The performance criteria is measured over three consecutive calendar years and based on the Company’s 3-year adjusted book value per share growth.

Severance and Change of Control Agreements

Our named executive officers are not party to any separate severance or change of control agreements. As described below under “Executive Compensation—Employment Agreements and—Estimated Payments Following Termination or Change in Control”, our named executive officers may be entitled to certain severance and change of control payments and benefits pursuant to their employment agreements.

Employee Benefits

Our named executive officers participate in other employee benefit plans generally available to all employees on the same terms, such as medical, dental, life, disability insurance programs and a 401(k) plan, except that the Company provides additional life and disability insurance benefits to Messrs. Garateix, Lusk and Moura and Ms. Binnun. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table and described in a footnote. In addition, in 2021, we provided matching contributions to the 401(k) accounts of all our employees, including our named executive officers, equal to 100% of the first 3% of each employee’s contribution, and 50% of each employee’s next 2% of contribution, subject to applicable limitations. In addition, Mr. Garateix and Ms. Binnun each received an automobile allowance during 2021. We do not provide our named executive officers with any other material perquisites or similar personal benefits.

Hedging

The Company does not have a specific policy that prohibits hedging transactions by our directors, executive officers, and employees, however our insider trading policy requires pre-clearance from our Chief Financial Officer prior to such transactions.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on such review and discussions, it has recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.

Respectfully submitted by the Compensation Committee of the Board,

The Compensation Committee

Joseph Vattamattam, Chair

Irini Barlas

Nicholas Pappas

April 26, 2022

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation Committee Report above shall not be incorporated by reference into this proxy statement.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table discloses the compensation information of our NEOs for our 2021 fiscal year. Certain information regarding 2021 compensation is provided in the narrative sections following the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(3)	Total ($)
Ernie Garateix	2021	1,000,000	—	1,250,000	740,000	(2)	24,296	3,014,296
CEO	2020	1,000,000	—		750,000		34,549	1,784,549
	2019	900,000	—		500,000		23,862	1,423,862
Kirk Lusk,	2021	950,000	—	375,000	183,000	(2)	41,105	1,549,105
CFO	2020	950,000	—		75,000		81,332	1,106,332
	2019	850,000	—		50,000		17,127	917,127
Tim Moura	2021	993,000	—	225,000	102,000	(2)	17,033	1,337,033
President, NBIC	2020	943,010	—		75,000		10,883	1,028,893
	2019	870,596	—		50,000		—	920,596
Sharon Binnun	2021	490,458	—	140,000	74,000	(2)	24,154	728,612
Chief Accounting Officer	2020	475,000	50,000	—	—		26,128	551,128
Tim Johns	2021	300,000	—	—	125,000	(2)	29,445	454,445
President, Zephyr Insurance Company	2020	300,000	125,000		—		19,537	444,537

(1)

The amounts in this column does not reflect compensation actually received by the named executive officer nor do they reflect the actual value that will be recognized by the named executive officer. Instead the amounts reflect the aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718. For Messrs. Garateix, Lusk and Moura and Ms. Binnun, $750,000, $225,000, $150,000 and $112,500, respectively, of this amount represents the aggregate grant date fair value of performance-based restricted stock granted in 2021. The aggregate grant date fair value of the performance-based restricted stock was computed based on the probable outcome of the applicable performance target as of the grant date and 100% achievement of such performance target. The value of the performance-based restricted stock at the grant date assuming the highest level of performance achieved (earned at 200% of target for Messrs. Garateix and Moura and 150% of target for Mr. Lusk and Ms. Binnun) would be $1,000,000, $300,000, $200,000 and $150,000 for Messrs. Garateix, Lusk and Moura and Ms. Binnun, respectively. For additional information on the valuation assumptions regarding these restricted stock awards, refer to Note 23 to our financial statements for the year ended December 31, 2021, which are included in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC.

(2)	These amounts reflect compensation earned for 2021 performance under the applicable annual cash incentive compensation program.
(3)

Each of Messrs. Garateix and Moura and Ms. Binnun received an automobile allowance during 2021. The amounts disclosed include such allowance, Company contributions with respect to the Company 401(k) plan, an additional disability insurance policy, and an additional life insurance policy for each of Messrs. Garateix, Lusk and Moura. In addition, for Mr. Johns, the amount includes a payment of accrued and unused vacation time. In addition, for Mr. Lusk, the amount includes the aggregate incremental cost of a monthly housing allowance in the amount of $14,000, which allowance ended in April 2021. The amounts do not include the excess portion of the employer share of premiums offered to our named executive officers with respect to the following benefits which are generally available to all of the Company’s employees: health insurance, dental insurance, vision insurance, life insurance, short-term disability insurance and long-term disability insurance.

Grants of Plan-Based Awards

The following table provides information about cash (non-equity) and equity incentive compensation awarded to our named executive officers in 2021 including: (1) the range of possible cash payouts under the applicable annual incentive compensation programs; (2) the grant date of equity awards; (3) the number of shares of time-based and performance-based restricted stock granted; and (4) the grant date fair value of the time-based and performance-based restricted stock grants calculated in accordance with FASB ASC Topic 718. These awards are discussed in greater detail in this proxy statement under the caption “Compensation Discussion and Analysis.”

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)
Name	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Ernie Garateix	500,000	1,000,000	1,500,000	N/A
				1/4/2021	23,970	47,939	95,878		750,000
				1/4/2021				47,939	500,000
Kirk Lusk	150,000	250,000	350,000	N/A
				4/13/2021	9,338	18,675	28,012		225,000
				4/13/2021				14,006	150,000
Tim Moura	75,000	125,000	200,000	N/A
				10/16/2021	7,257	14,514	29,028		150,000
				10/16/2021				10,885	75,000
Sharon Binnun	50,000	100,000	150,000	N/A
				10/16/2021	7,257	14,514	21,771		112,500
				10/16/2021				5,806	100,000
Timothy Johns	50,000	120,000	150,000	N/A	—	—	—	—	—

(1)

The amounts in these columns reflect potential payments of annual cash incentive compensation based on 2021 performance. The 2021 annual cash incentive payments were made in February 2022. The actual amounts paid under the applicable annual cash incentive compensation program are the amounts reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

This column represents the number of shares of performance-based restricted stock granted in 2021 to the named executive officers. The threshold, target and maximum amounts reflect the maximum number of shares that may be earned assuming that the applicable percentage—50%, 100% and 200%, respectively, for Messrs. Garateix and Moura and 50%, 100% and 150%, respectively, for Mr. Lusk and Ms. Binnun—of the applicable performance target that is achieved. See note 1 to the Summary Compensation Table and the discussion beginning on page 23 of the Compensation Discussion and Analysis section for additional information.

(3)

This amount represents the number of shares of time-based restricted stock granted in 2021 to the named executive officers. The shares of time-based restricted stock vest in three equal annual installments, beginning on December 27, 2021.

Stock Vested

The following table provides information concerning the vesting of restricted stock and the value realized on vesting of restricted stock during the fiscal year ended December 31, 2021 for each of the named executive officers.

Name(2)	Stock Awards(1)
	Number of shares acquired on vesting (#)(3)	Value realized on vesting ($)(4)
Ernie Garateix	15,980	$94,122
Kirk Lusk	4,669	$27,500
Tim Moura	3,628	$21,369
Sharon Binnun	1,935	$11,378

(1)	These columns reflect restricted stock previously awarded to the named executive officers that vested during 2021.
(2)	Mr. Johns is omitted from this chart because he had no vesting events during 2021.
(3)	Of these amounts, shares were withheld by us to cover tax withholding obligations as follows: Mr. Garateix, 5,912 shares, Mr. Lusk, 1,727 shares and Mr. Moura, 1,645.
(4)	Calculated based on the closing price of a share of common stock on the applicable vesting date of December 27, 2021.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unvested time-based and performance-based restricted stock for each named executive officer outstanding as of the end of the fiscal year ended December 31, 2021. Each restricted stock grant is shown separately for each named executive officer.

Name	Stock Awards
	Grant Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights that Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)
Ernie Garateix	1/4/2021	31,959	(1)	$187,919	23,970	$140,944
	—	—		—
Kirk Lusk	4/13/2021	9,337	(1)	$54,902	9,338	$54,907
	1/31/2018	30,000	(2)	$176,400
Tim Moura	10/16/2021	7,257	(1)	$42,671	7,257	$42,671
	1/1/2018	15,000	(2)	$88,200
Sharon Binnun	10/16/2021	3,871	(1)	$22,761	7,257	$42,671
Tim Johns	—	—		—	—	—

(1)	The restricted stock awards vest in three equal installments on December 27, 2021, 2022 and 2023, subject to the executive’s continued employment with the Company through such date.

(2)	These restricted stock awards vest in five equal installments on January 1, 2019, 2020, 2021, 2022 and 2023, subject to the executive’s continued employment with the Company through such date.
(3)

The market value of the time-based and performance-based restricted stock granted in 2021 is calculated by multiplying the closing price of the underlying shares of common stock on December 31, 2021, or $5.88 per share, by the number of shares of restricted stock.

(4)	The performance-based restricted stock will vest, to the extent earned, following the three-year performance period ending December 31, 2023 but no later than March 5, 2024.

All awards reported in the table above were granted under the Omnibus Incentive Plan.

Employment Agreements

Mr. Garateix’s Employment Agreement

In connection with his appointment as CEO, Mr. Garateix and the Company entered into the Garateix Agreement, dated January 5, 2021, replacing and terminating his prior employment agreement. The term of Mr. Garateix’s employment under the Garateix Agreement shall continue until December 31, 2023, subject to automatic renewals for successive twelve-month periods, unless otherwise terminated.

Pursuant to the Garateix Agreement, Mr. Garateix will receive (i) an annual base salary of $1,000,000, (ii) an annual cash incentive with a minimum opportunity of $500,000, a target opportunity of $1.0 million, and a maximum opportunity of $1.5 million based on performance criteria included in the Company’s executive incentive compensation program, (iii) an annual time-based restricted stock award with a value of $500,000, which shares will vest in three equal annual installments, and (iv) an annual performance based restricted stock award with a minimum opportunity of $250,000, a target opportunity of $500,000, and a maximum opportunity of $1.0 million, which shares will vest based on performance criteria included in the Company’s executive incentive compensation program. Additionally, under the terms of the Garateix Agreement, the Company will provide Mr. Garateix with medical and disability insurance.

In the event that Mr. Garateix’s employment is terminated by the Company without cause or if Mr. Garateix terminates his employment for good reason, Mr. Garateix will receive (i) a lump-sum cash severance payment equal to two times his annual base salary in effect immediately preceding the termination, but not less than $2.0 million, and (ii) a prorated annual cash incentive for the year of termination, subject to the applicable performance criteria. In addition, all previously granted and unvested time-based and performance-based stock awards will immediately vest upon such termination.

In the event that Mr. Garateix’s employment is terminated by the Company without cause or if Mr. Garateix terminates his employment for good reason after a change of control, Mr. Garateix will receive the severance payments described in the paragraph above, except that his lump-sum cash severance payment will equal three times his base salary in effect immediately preceding the termination.

Upon a termination of employment for any reason, Mr. Garateix would be subject to a one-year post-employment non-solicitation restrictive covenant. Upon a termination of employment for any reason other than an involuntary termination or his voluntary termination for good reason, Mr. Garateix would be subject to a one-year post-employment non-competition restrictive covenant.

Mr. Lusk’s Employment Agreement

Mr. Lusk and the Company entered into the Lusk Agreement, dated April 13, 2021, replacing and terminating his prior employment agreement. The term of Mr. Lusk’s employment under the Lusk Agreement shall continue until December 31, 2023, subject to automatic renewals for successive twelve-month periods, unless otherwise terminated.

Pursuant to the Lusk Agreement, Mr. Lusk will receive (i) an annual base salary of $950,000, (ii) an annual cash incentive with a threshold opportunity of $150,000, a target opportunity of $250,000, and a maximum opportunity of $350,000 based on performance criteria included in the Company’s executive incentive compensation program, (iii) an annual time-based restricted stock award with a value of $150,000, which shares will vest in three equal annual installments, and (iv) an annual performance based restricted stock award with a minimum opportunity of $100,000, a target opportunity of $200,000, and a maximum opportunity of $300,000, which shares will vest based on performance criteria included in the Company’s executive incentive compensation program. Additionally, under the terms of the Lusk Agreement, the Company will provide Mr. Lusk with medical and disability insurance.

In the event that Mr. Lusk’s employment is terminated by the Company without cause or if Mr. Lusk terminates his employment for good reason, Mr. Lusk will receive (i) a lump-sum cash severance payment equal to his annual base salary in effect immediately preceding the termination, but not less than $950,000, and (ii) a prorated annual cash incentive for the year of termination, subject to the applicable performance criteria. In addition, all previously granted and unvested time-based and performance-based stock awards will immediately vest upon such termination.

In the event that Mr. Lusk’s employment is terminated by the Company without cause or if Mr. Lusk terminates his employment for good reason after a change of control, Mr. Lusk will receive the severance payments described in the paragraph above, except that his lump-sum cash severance payment will equal 1.5 times his base salary in effect immediately preceding the termination.

Upon a termination of employment for any reason, Mr. Lusk would be subject to a one-year post-employment non-solicitation restrictive covenant. Upon a termination of employment for any reason other than an involuntary termination or his voluntary termination for good reason, Mr. Lusk would be subject to a one-year post-employment non-competition restrictive covenant.

Tim Moura’s Employment Agreement

Mr. Moura and the Company entered into the Moura Agreement, dated September 1, 2021, replacing and terminating his prior employment agreement. The term of Mr. Moura’s employment under the Moura Agreement shall continue until December 31, 2023, subject to automatic renewals for successive twelve-month periods, unless otherwise terminated.

Pursuant to the Moura Agreement, Mr. Moura will receive (i) an annual base salary of $950,000, (ii) an annual cash incentive with a threshold opportunity of $75,000, a target opportunity of $125,000, and a maximum opportunity of $200,000 based on performance criteria included in the Company’s executive incentive compensation program, (iii) an annual time-based restricted stock award with a value of $75,000, which shares will vest in three equal annual installments, and (iv) an annual performance-based restricted stock award with a minimum opportunity of $50,000 a target opportunity of $100,000, and a maximum opportunity of $200,000, which shares will vest based on performance criteria included in the Company’s executive incentive compensation program. Additionally, under the terms of the Moura Agreement, the Company will provide Mr. Moura with medical and disability insurance.

In the event that Mr. Moura’s employment is terminated by the Company without cause or if Mr. Moura terminates his employment for good reason, Mr. Moura will receive (i) a lump-sum cash severance payment equal to his annual base salary in effect immediately preceding the termination, but not less than $950,000, and (ii) a prorated annual cash incentive for the year of termination, subject to the applicable performance criteria. In addition, all previously granted and unvested time-based and performance-based stock awards will immediately vest upon such termination.

In the event that Mr. Moura’s employment is terminated by the Company without cause or if Mr. Moura terminates his employment for good reason after a change of control, Mr. Moura will receive the severance payments described in the paragraph above, except that his lump-sum cash severance payment will equal 1.5 times his base salary in effect immediately preceding the termination.

Upon a termination of employment for any reason, Mr. Moura would be subject to a one-year post-employment non-solicitation restrictive covenant. Upon a termination of employment for any reason other than an involuntary termination or his voluntary termination for good reason, Mr. Moura would be subject to a one-year post-employment non-competition restrictive covenant.

Tim Johns’ Employment Agreement

Effective April 2, 2018, Mr. Johns entered into an employment agreement with Zephyr Insurance Company, Inc. (“Zephyr”), a subsidiary of the Company (the “Johns Agreement”), to serve as President and Chief Executive Officer of Zephyr until terminated. The Johns Agreement provides for an annual base salary of $300,000. Mr. Johns is also eligible to participate in the Omnibus Incentive Plan and to receive equity awards, each as determined by the Board. Mr. Johns also receives medical, dental, prescription and disability insurance coverage, and reimbursement of travel expenses.

In the event that Mr. Johns terminates the Johns Agreement without good reason or the term of the Johns Agreement expires, Mr. Johns would be entitled to his base salary as in effect immediately preceding the termination for a period of 90 days. In the event that he is terminated by us for “Cause,” Mr. Johns would be entitled to his accrued but unpaid base salary and other accrued obligations. “Cause” is defined as occurring upon (i) the conviction of a felony, (ii) willful misconduct or gross negligence, (iii) conduct causing material economic harm to the Company, (iv) a failure to carry out the reasonable and lawful directions of the Board, (v) fraud, embezzlement, theft or dishonesty against the Company, (vi) a violation of a policy or procedure of the Company, or (vii) a breach by Mr. Johns of the Johns Agreement.

Mr. Johns may resign upon giving no less than 90 days’ notice.

Upon a termination of employment, Mr. Johns would continue to be subject to non-solicitation and non-compete restrictive covenants for a period of two years following such termination.

Sharon Binnun’s Employment Agreement

Ms. Binnun and the Company entered into the Binnun Agreement, dated September 1, 2021, replacing and terminating her prior employment agreement. The term of Ms. Binnun’s employment under the Binnun Agreement shall continue until December 31, 2023, subject to automatic renewals for successive twelve-month periods, unless otherwise terminated.

Pursuant to the Binnun Agreement, Ms. Binnun will receive (i) an annual base salary of $525,000, (ii) an annual cash incentive with a threshold opportunity of $50,000, a target opportunity of $100,000, and a maximum opportunity of $150,000 based on performance criteria included in the Company’s executive incentive compensation program, (iii) an annual time-based restricted stock award with a value of $40,000, which shares will vest in three equal annual installments, and (iv) an annual performance-based restricted stock award with a minimum opportunity of $50,000, a target opportunity of $100,000 and a maximum opportunity of $150,000, which shares will vest based on performance criteria included in the Company’s executive incentive compensation program. Additionally, under the terms of the Binnun Agreement, the Company will provide Ms. Binnun with medical and disability insurance.

In the event that Ms. Binnun’s employment is terminated by the Company without cause or if Ms. Binnun terminates her employment for good reason, Ms. Binnun will receive (i) a lump-sum cash severance payment equal to 9 months her annual base salary in effect immediately preceding the termination, but not less than $393,750, and (ii) a prorated annual cash incentive for the year of termination, subject to the applicable performance criteria. In addition, all previously granted and unvested time-based and performance-based stock awards will immediately vest upon such termination.

In the event that Ms. Binnun’s employment is terminated by the Company without cause or if Ms. Binnun terminates her employment for good reason after a change of control, Ms. Binnun will receive the severance payments described in the paragraph above, except that her lump-sum cash severance payment will equal 1.0 times her base salary in effect immediately preceding the termination.

Upon a termination of employment for any reason, Ms. Binnun would be subject to a one-year post-employment non-solicitation restrictive covenant. Upon a termination of employment for any reason other than an involuntary termination or her voluntary termination for good reason, Ms. Binnun would be subject to a one-year post-employment non-competition restrictive covenant.

Estimated Payments Following Termination or Change in Control

We have employment agreements and, in some cases, award agreements for awards granted pursuant to our Omnibus Incentive Plan, with Messrs. Garateix, Lusk, Moura and Johns and Ms. Binnun (collectively, the “Agreements”) that entitle them to severance payments on certain types of employment terminations.

Without “Cause” and “Good Reason” Payments

Certain of the Agreements provide for certain payments upon termination of employment by us without “cause,” as defined in their respective employment agreements. Under the Garatiex, Lusk, Moura and Binnun Agreements, each executive is entitled to their respective prorated annual cash incentive for the year of termination, subject to their applicable performance criteria, and each executive’s previously granted and unvested time-based and performance-based stock awards will immediately vest upon such termination.

Under the Garatiex Agreement, Mr. Garateix is entitled to a lump-sum cash severance payment equal to two times his annual base salary in effect immediately preceding such termination, but not less than $2.0 million. Under the Lusk and Moura Agreements, Mr. Lusk and Mr. Moura are each entitled to a lump-sum cash severance payment equal to their annual base salary in effect immediately preceding such termination but not less than $950,000. Under the Binnun Agreement, Ms. Binnun is entitled to a lump-sum cash severance payment equal to nine months of her annual base salary in effect immediately preceding such termination but not less than $393,750. Under the Johns Agreement, Mr. Johns is entitled to a cash severance equal to ninety (90) days of his annual base salary in effect immediately preceding such termination to be paid according to the Company’s payroll practice and entitled to his accrued but unpaid base salary and other accrued obligations.

In addition, under the Agreements (other than the Johns Agreement), each executive is entitled to accrued but unused vacation in a lump sum within ninety (90) days following termination of his or her employment.

For “Cause” Terminations

In the event of a termination for “cause,” each executive is not entitled to any compensation or benefits under their respective agreements other than accrued but unpaid obligations.

Under the terms of the applicable award agreements, in the event of a termination of an executive’s employment for cause, the executive will immediately forfeit any unvested time-based and performance-based stock awards.

Other Terminations

In the event that Mr. Johns terminates the Johns Agreement without good reason or the term of the Johns Agreement expires, Mr. Johns would be entitled to his base salary and benefits as in effect immediately preceding the termination for a period of 90 days.

“Change of Control” Payments

Under the Garatiex, Lusk, Moura and Binnun Agreements, a “change of control” will generally be deemed to have taken place if: (i) any person, including a “group” as defined in the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of Company securities having greater than 50% of the combined voting power of the then outstanding shares of the Company, subject to certain exceptions, or (ii) the persons who were directors of the Company before such transactions cease to constitute a majority of the Board, or any successor to the Company, as the direct or indirect result of or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions.

Under the Garatiex, Lusk, Moura and Binnun Agreements, in the event of a termination by the Company without cause or if the executive terminates his or her employment for good reason after a change of control, the executive shall receive the same severance payments as if a termination “without cause” or for “good reason,” occurred under their respective agreements, except that the lump-sum cash severance payment will equal three times the base salary in effect immediately preceding the termination for Mr. Garatiex, 1.5 times the base salary in effect immediately preceding the termination for Messrs. Lusk and Moura and the annual base salary in effect immediately preceding the termination for Ms. Binnun.

With respect to equity awards, under the terms of the Omnibus Incentive Plan, if a change of control occurs or an executive’s employment is terminated without cause or for good reason within 12 months following a change of control and the surviving company does not assume or replace the executives’ equity awards, then each executive’s remaining unvested shares of time-based and performance-based restricted stock will immediately vest upon the date of the change of control or such termination following the change of control.

“Death” and “Disability” Payments

Pursuant to the Garatiex, Lusk, Moura and Binnun Agreements, in the event that the executive becomes unable to perform his or her duties due to illness or injury for a consecutive period of 90 days, then the Company may, within 30 days, suspend his or her position as an officer of the Company. In the event of such suspension, he or she shall remain an employee of the Company and receive the compensation and fringe benefits as set forth in their respective employment agreement through December 31st of the year of his suspension. In the event that the executive has not returned to the full-performance of his or her duties by the end of such suspension period, the Company shall terminate his or her employment with the Company.

Pursuant to the terms of the Omnibus Incentive Plan, for awards of restricted stock prior to 2021, upon the death or disability of an executive, any unvested shares of time-based restricted stock held by such executive will automatically terminate and be forfeited as of the date of death.

For awards of time-based and performance-based restricted stock made in 2021, pursuant to the terms of the applicable award agreements, upon the death or disability of an executive, a pro-rated portion of the unvested shares of time-based restricted stock will immediately vest and a pro-rated portion of the shares of performance-based restricted stock will immediately vest based on the target amount.

Tax Matters

In the event any payment or benefit to the other executive officers would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code and be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the affected executive officer will be entitled to the greater of (on a net after-tax basis): (i) the largest amount of the payment that would result in no portion of the payment or benefit being subject to the excise tax under Section 4999 of the Internal Revenue Code or (ii) the entire payment or benefit without any reduction to avoid the excise tax.

Table Showing Estimated Payments Following Termination or Change in Control

The following table shows potential payments to our named executive officers, if their employment terminates under their Agreements or applicable award agreement. The amounts assume a December 31, 2021 termination date and use the closing price of our common stock as of that date of $5.88 per share.

Name	Involuntary Termination without Cause ($)	Upon a Change of Control ($)	Involuntary Termination upon a Change of Control ($)	Death and Disability ($)	Other ($)
Ernie Garateix
Salary	2,000,000	3,000,000	3,000,000	—	—
Cash Incentive	1,000,000	1,000,000	1,000,000	—	—
Value of Accelerated Equity(1)	328,863	328,863	328,863	328,863	—

Total	3,328,863	4,328,863	4,328,863	328,863	—
Kirk Lusk
Salary	950,000	1,425,000	1,425,000	—	—
Cash Incentive	250,000	250,000	250,000	—	—
Value of Accelerated Equity(1)	286,209	286,209	286,209	286,209	—

Total	1,486,209	1,961,209	1,961,209	286,209	—
Tim Moura
Salary	950,000	1,425,000	1,425,000	—	—
Cash Incentive	125,000	125,000	125,000	—	—
Value of Accelerated Equity(1)	173,542	173,542	173,542	173,542	—
Employee Benefits(2)	16,184	16,184	16,184	—	—

Total	1,264,726	1,739,726	1,739,726	173,542	—
Sharon Binnun
Salary	393,750	525,000	525,000	—	—
Cash Incentive	100,000	100,000	100,000	—	—
Value of Accelerated Equity(1)	65,432	65,432	65,432	65,432	—

Total	559,182	690,432	690,432	65,432	—
Tim Johns
Salary(3)	—	—	—	—	75,000
Employee Benefits(3)	—			—	1,744

Total	—	—	—	—	76,744

(1)

Represents the value of accelerated vesting of shares of time-based and performance-based restricted stock. The value of accelerated equity is calculated by multiplying the target threshold amounts of unvested time-based and performance-based restricted stock by the closing price of the underlying shares of common stock on December 31, 2021, or $5.88 per share.

(2)	Reflects payment of life insurance, medical insurance, disability insurance, dental insurance, vision insurance, and COBRA benefits.
(3)

In the event that Mr. Johns terminates the Johns Agreement without good reason or the term of the Johns Agreement expires, Mr. Johns would be entitled to his base salary and health benefits as in effect immediately preceding the termination for a period of 3 months.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of our CEO, Mr. Garateix.

As permitted by applicable SEC rules, we have elected to use a median employee with substantially similar compensation to the median employee previously identified for purposes of the 2019 pay ratio disclosed in the “CEO Pay Ratio” section of our proxy statement for the 2020 annual meeting of stockholders filed with the SEC on April 28, 2020. There has been no change in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure.

To identify the median employee as of December 31, 2019, the last day of our 2019 fiscal year, we used our employee population as of that date, which consisted of approximately 530 individuals. We then calculated the amount of annual gross pay paid to all of those employees (other than our CEO). We annualized pay for those who commenced work during 2019. We did not make any cost-of-living or other adjustments in identifying the median employee. However, we used a different median employee for 2021 because the median employee previously identified left the Company during 2021. As permitted by the SEC rules, the median employee used for 2021 is an employee whose compensation was substantially similar to the compensation of the previously identified median employee, based on the methodology used to select such previously identified median employee.

For 2021, we calculated the 2021 total annual compensation of the new median employee in accordance with the requirements of the executive compensation rules for the Summary Compensation Table (Item 402(c)(2)(x) of Regulation S-K). Under this calculation, the median employee’s annual total compensation was $76,677.

Utilizing the same executive compensation rules, and consistent with the amount reported in the “Total” Column of our Summary Compensation Table above for our CEO, the annual total compensation of our CEO was $3,014,296. The resulting ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was 39 to 1. See the heading “Executive Compensation—Employment and Separation Agreements—Mr. Garateix’s Employment Agreement” for a description of Mr. Garateix’s new compensation arrangement.

The ratio disclosed above represents a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described above. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices, and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

This information is being provided in response to SEC disclosure requirements. Neither the Compensation Committee nor management of the Company uses the pay ratio measure in making any compensation decisions.

DIRECTOR COMPENSATION

The following table summarizes the annual compensation for our non-employee directors during 2021. For 2021, pursuant to our non-employee director compensation policy, each non-employee director received an annual retainer of $200,000.

Name	Fees Earned or Paid in Cash ($)
Pete Apostolou	200,000
Irini Barlas	200,000
Mark Berset	200,000
Steven Martindale	200,000
Nicholas Pappas	200,000
Joseph Vattamattam	200,000
Vijay Walvekar	200,000

Effective January 1, 2022, the Board revised our non-employee director compensation policy to provide that each non-employee director is entitled to an annual cash retainer of $125,000 and an annual grant of restricted stock with a value of $40,000 as of the grant date which shares will vest on the earlier of the one-year anniversary of the grant date and the day immediately prior to the next annual meeting of stockholders. In addition, (i) each member of a committee of the Board is entitled to an additional annual cash retainer of $2,500, (ii) each chair of a committee of the Board is entitled to an additional $5,000 annual cash retainer and (iii) the chair of the Board, to the extent the chair is a non-employee director, is entitled to an additional annual cash retainer of $20,000.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of three non-employee directors, Irini Barlas, Joseph Vattamattam and Vijay Walvekar, each of whom the Board has determined to be an independent director as defined in the rules of the NYSE. The Audit Committee is a standing committee of the Board and operates under a written charter adopted by the Board, which is available at www.heritagepci.com on the “Investors” page listed as “Governance Documents” under the heading “Corporate Governance.” Among its other functions, the Audit Committee has the authority and responsibility to retain and terminate the engagement of the Company’s independent registered public accounting firm (the “independent auditors”).

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

During 2021, at each of its meetings, the Audit Committee met with the senior members of the Company’s financial management team and the independent auditors. The Audit Committee’s agenda is established by the Audit Committee’s chair and senior members of the Company’s financial management team. The Audit Committee met in private sessions with the Company’s independent auditors at certain of its meetings, and also separately with the Company’s head of internal audit, without management representation, to discuss financial management, accounting and internal control matters. The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent auditors those matters required to be discussed by the auditors under the rules adopted by the Public Company Accounting Oversight Board.

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent auditors that firm’s independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.

Based on the Audit Committee’s discussion with management and the independent auditors, and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Submitted by the Audit Committee of the Board of Directors, April 26, 2022 Irini Barlas (Chairwoman) Joseph Vattamattam Vijay Walvekar

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report above shall not be incorporated by reference into this proxy statement.

FEES BILLED FOR SERVICES RENDERED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The approximate fees billed by Plante & Moran for 2021 and 2020 are set forth below:

Fees	Fiscal Year Ended December 31, 2021 ($)	Fiscal Year Ended December 31, 2020 ($)
Audit Fees(1)	1,048,686	914,500
Audit-Related Fees(2)	67,155	48,783
Tax Fees	—	—
All Other Fees	—	—

Total	1,115,841	963,283

(1)

Audit fees include fees billed for professional services rendered and related travel costs for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements included in our quarterly reports, and other related services that are normally provided in connection with statutory and regulatory filings. Audit fees include the review of periodic filings with the SEC.

(2)

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include attest services related to financial reporting that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

The Audit Committee has adopted certain policies and procedures regarding permitted audit and non-audit services and the annual pre-approval of such services. Each year, the Audit Committee will ratify the types of audit and non-audit services of which management may wish to avail itself, subject to pre-approval of specific services. Each year, management and the independent registered public accounting firm will jointly submit a pre-approval request, which will list each known and/or anticipated audit and non-audit services for the upcoming calendar year and which will include associated budgeted fees. The Audit Committee will review the requests and approve a list of annual pre-approved non-audit services. Any additional interim requests for additional non-audit services that were not contained in the annual pre-approval request will be approved during quarterly Audit Committee meetings. Plante & Moran did not perform non-audit services for the Company in 2021, however the approval of such services if necessary in the future would follow the policies and procedures described above.

All services provided by Plante & Moran during the fiscal year ended December 31, 2021 and December 31, 2020 were approved by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In the ordinary course of our business, we have entered into transactions with our directors, officers and greater than 5% stockholders or companies in which they have a material interest. Our Audit Committee is responsible for approving related party transactions, as defined in applicable rules promulgated by the SEC. Our Audit Committee operates under a written charter pursuant to which all related party transactions are reviewed for potential conflicts of interest. Such transactions must be approved by our Audit Committee.

Employment of Kevin Widdicombe

Kevin Widdicombe, the son of Richard Widdicombe, our Chairman, joined the Company in July 2013 as a Risk Modeling Analyst. His current role at Heritage is BI Analyst. Mr. K. Widdicombe holds a bachelor’s degree in Risk Management and Insurance from Florida State University. Mr. K. Widdicombe reports directly to the Data Warehouse Manager. In 2021, Mr. K. Widdicombe received total cash compensation of approximately $184,400. Mr. K. Widdicombe also participates in the Company’s benefit plans that are made available to all employees.

Relationship with Mark Berset

Mark Berset, a member of the Board, owns and is chief executive officer of Comegys Insurance Agency, Inc. (“Comegys”), an independent insurance agency that writes insurance policies for the Company. For the year ended December 31, 2021, the Company paid agency commission to Comegys of approximately $840,180. The commissions received by Comegys were based upon standard industry rates consistent with those provided to the Company’s other insurance agencies. There are no arrangements or understandings between Mr. Berset and any other persons with respect to his appointment as a director.

OTHER INFORMATION

Stockholder Proposals for the 2023 Annual Meeting

If any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2023 annual meeting of stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8) and received by the Secretary of the Company on or before December 16, 2021. Stockholder proposals to be presented at the 2023 annual meeting of stockholders which are not to be included in the Company’s proxy materials must be received by the Company no earlier than Feb 23, 2023, and no later than March 25, 2023, in accordance with the procedures in the Company’s Bylaws.

Expenses of Solicitation

The Company pays the cost of preparing, assembling and mailing this proxy-soliciting material. The Company pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. We have engaged Georgeson LLC (“Georgeson”) as our proxy solicitor at an anticipated cost of approximately $12,500 plus reasonable out-of-pocket expenses. This estimate is subject to the final solicitation campaign approved by us and Georgeson.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and other proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy statement and other proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides convenience for stockholders and cost savings for companies.

We have delivered only one copy of our proxy materials and other proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of our proxy statement (and any other proxy materials and documents sent therewith), as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. Stockholders should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit their request to our transfer agent in writing addressed to: Computershare Investor Services, P.O. Box 30170, College Station, Texas 77842-3170. In addition, stockholders who currently receive multiple copies of our proxy statement and other proxy materials at their address and would like to request “householding” of their communications should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit a request to our transfer agent in writing at the address above.

You may vote online or by phone instead of mailing this card.Online Go to www.investorvote.com/HRTG or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/HRTG Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2022 Annual Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Q Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals X – X and for every VOTE HERITAGE INSURANCE Pillars of Strength and Character. nga and be as your wigs with an as shown in this exampleX Please do nd write outside the designed areas 2022 Annual Meeting Proxy Card VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals - The Board of Directors recommends a vote FOR all the nominees listed and POR Proposals 2 and 3. 1. Election of Directors: + For Withhold For Withhold 01-Ernie Garateix 02-Richard Widdiambe 03-Panagiotis (Pete) Apostolu 04-Irini Batas 05-Mark Berset 06-Steven Martindale 09-Vijay Walkekar 07-Nicholas Pappas 08-Joseph Vattamattam Against Abutala Agalast Abstain 2.Ratify the appointment of Plante & Moran, PLLC as the independent registered public accounting firm for fiscal year 2022. 3. Approve, on an advisory basis, the compensation ofour named executive officers B Authorized Signatures - Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. 1. Election of Directors: This section must be completed for your vote to count. Please date and sign below. Please sign exactly as namels) appears here on Joint owners should each sign. When signing as attomey, executor, administrator, corporate officer, trustee, guardian, or custodian, please give filte Date (mm/dd/yyyy)-Please print date below. Signature 1- Please keep signature within the box. Signature 2- Please keep signature within the box. 1 UPX Your vote matters - here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/RTG or scan the QR code - login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/HRTG +

The 2022 Annual Meeting of Stockholders of Heritage Insurance Holdings, Inc. will be held on June 23, 2022 at 10:00 a.m. (ET). Eastern Time, both virtually via the Internet at meetnow.global/MSTSR6N and in person at 1301 Atwood Avenue, Ste. 316E, Johnston, RI 02919. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. To attend the meeting in person, upon arrival, please present this admission ticket and photo identification at the registration desk. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/HRTG F VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy - Heritage Insurance Holdings, Inc. Notice of 2022 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting - June 23, 2022 Richard Widdicombe and Ernie Garateix (the “Proxies”), or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Heritage Insurance Holdings, Inc. to be held on June 23, 2022 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each of the director nominees, FOR the ratification of the appointment of Plante & Moran, PLLC as the independent registered public accounting firm for fiscal year 2022, and FOR the approval, on an advisory basis, of the compensation of our named executive officers. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address - Please print new address below. Comments - Please print your comments below. Meeting Attendance Mark box to the right t you plan to attend the Annual Meeting +